UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. __)
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Lawson Products, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☑	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

THE THREE NOMINEES FOR THE BOARD OF DIRECTORS
DIRECTORS CONTINUING IN OFFICE
NEW PLAN BENEFITS TABLE
REMUNERATION OF EXECUTIVE OFFICERS
COMPENSATION AGREEMENTS
2010 SUMMARY COMPENSATION TABLE
ALL OTHER COMPENSATION IN 2010
GRANTS OF PLAN-BASED AWARDS IN 2010
OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2010
OPTION/SPR EXERCISES AND STOCK VESTED IN 2009
NONQUALIFIED DEFERRED COMPENSATION
NONQUALIFIED DEFERRED COMPENSATION TABLE
SUMMARY TABLE OF POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL
DIRECTOR COMPENSATION
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
FEES BILLED TO THE COMPANY BY ERNST & YOUNG LLP
APPENDIX A

Lawson Products, Inc.
1666 East Touhy Avenue
Des Plaines, Illinois 60018
NOTICE OF ANNUAL MEETING
OF STOCKHOLDERS
May 10, 2011
TO THE STOCKHOLDERS:
You are cordially invited to attend the annual meeting of stockholders of Lawson Products, Inc. (the “Company”, “Lawson”, “we” & “our”), which will be held at the offices of the Company, 1666 East Touhy Avenue, Des Plaines, Illinois, on May 10, 2011 at 10:00 a.m., Central time.
What will I be voting on?
(1)	Election of three directors to serve three years (see page 4);

(2)	Ratification of the appointment of Ernst & Young LLP the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011 (see page 6);

(3)	Advisory vote on executive compensation (see page 7);

(4)	Advisory vote on the frequency of an advisory vote on executive compensation (see page 10);

(5)	Approval of the Amendment of the Lawson Products, Inc. 2009 Equity Compensation Plan (page 11); and

(6)	Transact such other business as may properly come before the meeting or any adjournment or postponement thereof.
You may vote at the meeting if you were a Lawson stockholder of record at the close of business on the record date. The Board of Directors of the Company (the “Board” or “Board of Directors”) has fixed the close of business on March 21, 2011, as the record date for the determination of stockholders entitled to notice of and to vote at the meeting. Accompanying this Notice is a Proxy, a Proxy Statement and a copy of the Company’s 2010 Annual Report on Form 10-K. Additionally, a copy of this Notice, the accompanying Proxy Statement and a copy of the Company’s 2010 Annual Report on Form 10-K are available at www.edocumentview.com/LAWS.
By Order of the Board of Directors
Neil E. Jenkins
Secretary
Des Plaines, Illinois
April 1, 2011

PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS
May 10, 2011
How do I vote?
You can vote either in person at the Annual Meeting or by proxy without attending the meeting. Even if you expect to attend the meeting in person, please sign and return the enclosed proxy in the envelope provided so that your shares may be voted at the meeting. You may also vote your shares by telephone or via the Internet as set forth in the enclosed proxy. If you execute a proxy, you still may attend the meeting and vote in person.
Can I change my vote?
Yes. At any time before your proxy is voted, you may change your vote by:
(1)	Revoking it by written notice to Neil E. Jenkins, our Secretary, at the address on the cover of this Proxy Statement;

(2)	Delivering a later-dated proxy (including a telephone or Internet vote); or

(3)	Voting in person at the meeting.
If you hold your shares in “street name,” please refer to the information forwarded by your bank, broker, or other holder of record for procedures on revoking or changing your proxy.
How many votes do I have?
You will have one vote for every share of Lawson common stock that you owned at the close of business on March 21, 2011.
How many shares are entitled to vote?
There are 8,522,001 shares of Lawson common stock outstanding as of March 21, 2011 and entitled to be voted at the meeting. Each share is entitled to one vote.
How many votes are needed for the proposals to pass?
•	Directors will be elected by a plurality of the votes cast at the meeting by the holders of shares represented in person or by proxy.

•	The affirmative vote of a majority of the shares present in person or by proxy must be cast in favor of the ratification of the appointment of the independent registered public accounting firm.

•
The affirmative vote of a majority of the shares present in person or by proxy must be cast in favor of the non-binding advisory vote to adopt the resolution approving the Company’s executive compensation as disclosed in this Proxy Statement.

•
The advisory vote on the frequency of say-on-pay votes (every one, two, or three years) is a plurality vote. Lawson will consider stockholders to have expressed a non-binding preference for the frequency option that receives the most favorable votes.

•	The affirmative vote of a majority of the shares present in person or by proxy must be cast in favor of the adoption of the amendment to the Lawson Products, Inc. 2009 Equity Compensation Plan.
What if I vote “abstain”?
A vote to “abstain” on the election of directors and the advisory vote on the frequency of non-binding say-on-pay votes will have no effect on the outcome. A vote to “abstain” on the other proposals will have the effect of a vote against.
If you vote “abstain,” your shares will be counted as present for purposes of determining whether enough votes are present to hold the Annual Meeting.

What if I don’t return my proxy card and don’t attend the Annual Meeting?
If you are a holder of record (that is, your shares are registered in your own name with our transfer agent) and you do not vote your shares, your shares will not be voted.
If you hold your shares in “street name,” and you do not give your bank, broker, or other holder of record specific voting instructions for your shares, your record holder can vote your shares on the ratification of the independent registered public accounting firm. However, your record holder cannot vote your shares without your specific instructions on the election of directors, approval of the amendment to the Lawson Products, Inc. 2009 Equity Compensation Plan, advisory vote on executive compensation, and advisory vote on the frequency of say-on-pay votes as these are considered non-routine matters.
For the aforementioned proposals for which a broker cannot vote without your instruction, if you do not provide voting instructions to your broker on such proposals, the votes will be considered “broker non-votes” and will not be counted in determining the outcome of the vote. “Broker non-votes” will be counted as present for purposes of determining whether enough votes are present to hold the Annual Meeting.
Is my vote confidential?
Yes. Your voting records will not be disclosed to us except:
•	as required by law;

•	to the inspectors of voting; or

•	if the election is contested.
The tabulator, the proxy solicitation agent, and the inspectors of voting must comply with confidentiality guidelines that prohibit disclosure of votes to Lawson. The tabulator of the votes and at least one of the inspectors of voting will be independent of Lawson and our officers and directors.
If you are a holder of record or an employee savings plan participant, and you write comments on your proxy card, your comments will be provided to us, but your vote will remain confidential.
When will I receive the Proxy Statement?
This Proxy Statement is being sent to stockholders on or about April 1, 2011, in connection with the solicitation of the accompanying proxy by our Board of Directors. Only stockholders of record at the close of business on March 21, 2011 are entitled to notice of and to vote at the meeting. We have retained Morrow & Co., LLC, 470 West Ave., Stamford, Connecticut. 06902, a firm specializing in the solicitation of proxies, to assist in the solicitation at a fee estimated to be $6,000 plus expenses. Officers of the Company may make additional solicitations in person or by telephone. Expenses incurred in the solicitation of proxies will be borne by the Company.
If the accompanying form of proxy is executed and returned in time or you vote your shares by telephone or via the Internet as set forth in the enclosed proxy, the shares represented thereby will be voted.

Proposal 1: Election of Directors
Stockholders are entitled to cumulative voting in the election of directors. Under cumulative voting, each stockholder is entitled to that number of votes equal to the number of directors to be elected, multiplied by the number of shares such stockholder owns, and such stockholder may cast its votes for one nominee or distribute them in any manner it chooses among any number of nominees. Unless otherwise indicated on the proxy card, votes may, in the discretion of the proxies, be equally or unequally allocated among the nominees named below. Directors will be elected by a plurality of the votes cast at the meeting by the holders of shares represented in person or by proxy. Thus, assuming a quorum is present, the three persons receiving the greatest number of votes will be elected as directors and votes that are withheld will have no effect.
The By-Laws of the Company provide that the Board of Directors shall consist of such number of members, between five and nine, as the Board of Directors determines from time to time. The size of the Board of Directors is currently set at nine members. The Board of Directors is divided into three classes, with one class being elected each year for a three-year term. At the annual meeting, three directors are to be elected to serve until 2014.
THE THREE NOMINEES FOR THE BOARD OF DIRECTORS
Nominees to Serve Until 2014

		First Year
Name	Age	Elected Director
Ronald B. Port, M.D.	70	1984
Robert G. Rettig	81	1989
Wilma J. Smelcer	62	2004
The following information has been furnished by the respective nominees and continuing directors. Each nominee and continuing director has held the indicated position, or an executive position with the same employer, for at least the past five years, unless otherwise indicated below.
Ronald B. Port, M.D. has served as Chairman of the Board of Directors since April 2007. Mr. Port is a Retired Physician. Mr. Port has been a director of the Company since 1984 and is the son of the founder. Mr. Port’s long term successful stewardship of the Company and the unique perspective and knowledge gained from his relationship with the Company’s founder, qualify him to serve as a Director.
Robert G. Rettig is a Consultant and a Retired Executive Vice President of Illinois Tool Works, Inc., a global industrial company. The experience and particular knowledge acquired from managing a multinational industrial company, qualify Mr. Rettig to serve as a Director.
Wilma J. Smelcer served as a member of the Board of Governors of the Chicago Stock Exchange from 2001 until April 2004. From 2001 through 2006, Ms. Smelcer was a trustee of Goldman Sachs Mutual Fund Complex (a registered investment company). Ms. Smelcer served as Chairman of Bank of America, Illinois from 1998 to 2001. These professional experiences along with Ms. Smelcer’s extensive financial knowledge, qualify her to serve as a Director.
Recommendation of the Board
THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THESE NOMINEES.

DIRECTORS CONTINUING IN OFFICE
Directors to Serve Until 2012

		First Year
Name	Age	Elected Director
Andrew B. Albert	65	2009
I. Steven Edelson	51	2009
Thomas S. Postek	69	2005
Directors to Serve Until 2013

		First Year
Name	Age	Elected Director
James S. Errant	62	2007
Lee S. Hillman	55	2004
Thomas J. Neri	59	2007
Andrew B. Albert has served as Managing Director and Operating Partner of Svoboda Capital Partners LLC, a private equity investment firm, since February 2007. From December 2000 through May 2006, Mr. Albert served as Chairman and Chief Executive Officer of Nashua Corporation, a manufacturer of specialty paper products. Mr. Albert also served as non-executive Chairman of Nashua’s Board of Directors from December 2006 through September 2009. Mr. Albert serves as a Director on the Boards of Border Construction Specialties, a distributor of specialty construction products; Forsythe Technologies, a technology consulting and sales firm; and Transco, Inc., a diversified industrial company. Mr. Albert serves on the Board of Directors of the National Parkinson’s Foundation, the Advisory Board of the University of Wisconsin School of Business and the Advisory Board of the University of Wisconsin Entrepreneurship Center. These professional experiences along with knowledge and experience acquired in managing distribution and technology firms, qualify Mr. Albert to serve as a Director.
I. Steven Edelson has served as a managing Director of International Facilities Group, a leading facilities and management company since June 1995. Mr. Edelson has also served as a Principal of Mercantile Capital, a private equity investment firm, and a Managing Director of its Chicago office since 1997. These professional experiences along with Mr. Edelson’s particular knowledge and experience in capital management, qualify him to serve as a Director.
Thomas S. Postek is a Chartered Financial Analyst currently affiliated with Geneva Investment Management of Chicago since January 2005. Mr. Postek was a partner and principal of William Blair & Company, LLC, a Chicago-based investment firm, from 1986 to 2001. During his tenure at William Blair, Mr. Postek covered various business services as an analyst, including industrial distribution. Mr. Postek is also a director of UniFirst Corporation. These professional experiences along with Mr. Postek’s particular knowledge and expertise in finance and capital management, qualify him to serve as a Director.
James S. Errant has served as Managing Partner of Gore Range Brewery from 1997 to the present. Mr. Errant has served as Managing Partner of Frites, LLC from 2004 to the present. Mr. Errant served as President of Prima Corporation from 1973 to 2006. The companies listed above are in the business of operating restaurants. These professional experiences qualify him to serve as a Director.

Lee S. Hillman has served as President of Liberation Advisory Group and Liberation Management Services, both private management consulting firms, since 2003. Mr. Hillman has served as Chief Executive Officer of Performance Health Systems, LLC, an early-stage business distributing BioDensity branded, specialty health and exercise equipment, since January 2009. From February 2006 to May 2008, Mr. Hillman served as Executive Chairman and Chief Executive Officer of Power Plate International, a global business manufacturing and distributing high-tech, Power Plate branded health and exercise equipment. From 2005 to February 2006, he was President of Power Plate North America, the exclusive, independent distributor of Power Plate International in the United States. These professional experiences along with Mr. Hillman’s particular knowledge and experience in managing and restructuring distressed businesses and having served as Chief Executive Officer and/or director of other publicly-traded U.S. and international companies, qualify him to serve as a Director.
Thomas J. Neri has served as President and Chief Executive Officer of Lawson Products, Inc. since April 2007. Mr. Neri was elected to the Board of Directors in December 2007. Mr. Neri was elected President and Chief Operating Officer in January 2007. Mr. Neri was elected Executive Vice President, Finance, Planning and Corporate Development; Chief Financial Officer and Treasurer in 2004. He also served as Chief Financial Officer and Treasurer from 2004 to January 2006. Mr. Neri joined the Company in October 2003 as Executive Vice President, Finance and Corporate Planning. These professional experiences along with Mr. Neri’s particular knowledge of industrial distribution, finance and treasury, qualify him to serve as a Director.
Proposal 2: Ratification of the Appointment of Ernst & Young LLP
The Audit Committee of the Board of Directors has appointed Ernst & Young LLP to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011. Although the Company’s governing documents do not require the submission of this matter to stockholders, the Board of Directors considers it desirable that the appointment of Ernst & Young LLP be ratified by stockholders.
Audit services provided by Ernst & Young LLP for the fiscal year ended December 31, 2010 included the audit of the consolidated financial statements of the Company, audit of the Company’s internal control over financial reporting, and services related to periodic filings made with the Securities and Exchange Commission (“SEC”). Additionally, Ernst & Young LLP provided certain consulting services related to domestic and international tax compliance. See “Fees Billed To The Company By Ernst & Young LLP” for a description of the fees paid to Ernst & Young LLP in 2009 and 2010.
One or more representatives of Ernst & Young LLP will be present at the meeting. The representatives will have an opportunity to make a statement if they desire and will be available to respond to questions from stockholders.
If the appointment of Ernst & Young LLP is not ratified, the Audit Committee of the Board of Directors will reconsider the appointment.
Recommendation of the Board
THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP.

Proposal 3: Advisory Vote on Executive Compensation
The Company is providing its stockholders with the opportunity to cast an advisory vote on the compensation of its named executive officers (“Named Executive Officers” or “NEOs”). The Compensation Discussion and Analysis (below) describes the Company’s executive compensation program and the decisions made by the Compensation Committee of the Board of Directors (“Compensation Committee”) in 2010 in more detail. The Company believes the compensation program for the Named Executive Officers is instrumental in helping the Company achieve its strong financial performance.
In fiscal year 2010, the Company had strong performance in a modestly improving economic environment.
PERFORMANCE

MEASURE	FY2009	FY2010		% CHANGE
Adjusted Lawson EBITDA[5]	$15,344	$34,176		122.7%
MRO Working Capital[3]	$49,427	$55,498		12.3%
MRO ROIC%[4]	8.3%	23.3%		15.0%[1]
MRO Gross Profit Dollars	$196,644	$203,428	[6]	3.4%
PAY (COMPENSATION)

TOTAL COMPENSATION	FY2009[2]	FY2010	% CHANGE
Total Compensation (as reported in the Summary Compensation Table)	$4,028,109	$4,466,131	10.9%

[1]	Represents the increase in ROIC% as an increase in percentage points.

[2]	Total Compensation (“TC”) includes the former Chief Financial Officer’s TC for comparative purposes due to Mr. Knutson’s partial year of service in 2009.

[3]	MRO Working Capital represents accounts receivable plus inventory less accounts payable.

[4]	MRO ROIC% represents MRO EBITDA divided by stockholder’s equity plus net debt.

[5]	Adjusted EBITDA is a company performance metric.

[6]	MRO Gross Profit Dollars excludes freight charges.
Pay for Performance
Percent Change 2009 / 2010
Why You Should Approve our Executive Compensation Program
The Company’s goals for its executive compensation program are intended to strike a balance between retaining the best talent, expecting superior results and rewarding those committed to transforming our Company. The Company seeks to accomplish these goals in a way that rewards performance and is aligned with its stockholders’ long-term interests. The Company believes that its executive compensation program, which emphasizes performance-based awards, satisfies these goals and is aligned with the long-term interests of its stockholders.

We believe that stockholders should consider the following information in determining whether to approve this proposal:
1.	Compensation Program is Aligned with Long-Term Stockholder Value
A significant portion of our executives’ compensation is directly linked to the Company’s performance and the creation of stockholder value through performance-based annual and long-term incentive awards.
We encourage a long-term orientation of our executives by using three-year minimum performance vesting requirements. Payment of the long-term incentive awards is based on the achievement of specified performance goals over three-year period. One-half of any long-term award earned is then paid in Company stock.
Only the Compensation Committee may approve equity grants. The equity plan does not permit repricing or replacing underwater stock options or stock appreciation rights without prior stockholder approval (including cash buyouts).
2.	Strong Pay-for-Performance Orientation
Base salaries: Annual base salaries of the CEO and the other NEOs were not increased in 2009 or 2010. The COO received a 5% base salary increase in 2010 due to his promotion to that position.
Long-Term Incentive Plan: In 2010, the Company implemented the 2010-2012 Long Term Incentive Plan (“LTIP”) and based upon defined performance metrics, the Company exceeded the performance targets in the first year of the 2010-2012 LTIP.
Annual Incentive Plan: Awards increased in 2010, as the Company’s 2010 financial performance improved significantly.
Employment agreements: We provide no multi-year guarantees for salary increases.
3.	Summary of Key Compensation Practices
We seek to align our compensation programs and practices with evolving governance best practices. Our long-term Incentive Compensation Plan expressly prohibits repricing or exchanging awards.
•	We do not provide a supplemental executive retirement plan (SERP)

•	We do not pay tax gross-ups for executive perquisites (which are minimal, in any event)

•	We do not pay tax gross-ups for change in control payments under Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”)

•	We do not provide single-trigger golden parachute payments

•	We do not provide perquisites for former or retired executives

•	We do not or provide extraordinary relocation or home buyout benefits

•	We do not provide personal use of corporate aircraft, personal security systems maintenance and/or installation, car allowance, or executive life insurance

•	Our Equity Compensation Plan expressly prohibits “repricing” without stockholder approval

•	We do not pay or provide Payments for Cause terminations or resignations other than for good reason following a change in control.

4.	Compensation Committee Stays Current on Best Practices
We regularly update our Board and the Compensation Committee on compensation best practices and trends. In addition, the Company made improvements to certain elements of our executive compensation programs to further align them with current market best practices, including:
•	Adopting a comprehensive compensation recoupment or “clawback” policy that applies to executive officers (as described below).

•	Adopting a prohibition on executive officers and directors engaging in hedging transactions.
The Compensation Committee meets the independence standards of the Dodd—Frank Wall Street Reform and Consumer Protection Act. The compensation consultant had no prior relationship with our CEO or any other NEO. The Compensation Committee meets without management present at least five times per year.
This advisory vote on the compensation of our NEOs, commonly referred to as a “say-on-pay” vote, gives stockholders another mechanism to convey their views about our compensation programs and policies. As an advisory vote, this proposal is not binding upon the Company. However, the Compensation Committee, which is responsible for designing and administering the Company’s executive compensation program, values the opinions expressed by stockholders in their vote on this proposal and will carefully review and consider the outcome of the vote when making future compensation decisions for Named Executive Officers.
Vote Required
Approval of Proposal No. 3 requires the affirmative vote of (i) a majority of the shares present or represented by proxy and voting at the Annual Meeting and (ii) a majority of the shares required to constitute the quorum. Proxies submitted without direction pursuant to this solicitation will be voted “FOR” the approval of the compensation of the Company’s NEOs, as disclosed in this proxy statement.
We are asking stockholders to approve the following advisory resolution at the 2011 Annual Meeting:
“RESOLVED, that the stockholders of Lawson Products, Inc. (the “Company”) approve, on an advisory basis, the compensation of the Company’s NEOs listed in the 2010 Summary Compensation Table included in the proxy statement for this meeting, as such compensation is disclosed pursuant to Item 402 of Regulation S-K in this proxy statement under the section entitled “Executive Compensation,” including the Compensation Discussion and Analysis, the compensation tables and other narrative executive compensation disclosures set forth under that section.
Recommendation of the Board
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS.

Proposal 4: Advisory Vote on the Frequency of an Advisory Vote on Executive Compensation
Pursuant to Section 14A of the 1934 Act, the Company is required to submit to stockholders an advisory vote as to whether the stockholder advisory vote to approve the compensation of its Named Executive Officers — Proposal No. 3 above — should occur every one, two or three years. You may cast your vote by choosing one year, two years or three years or you may abstain from voting when you vote for the resolution set forth below.
In formulating its recommendation, our Board of Directors believe that a frequency of “every three years” for the advisory vote on executive compensation is the optimal interval for conducting and responding to a “say on pay” vote. Our executive compensation program is designed to support long-term value creation, and a triennial vote will allow stockholders to better judge our executive compensation program in relation to our long-term performance. One of the core principles of our executive compensation program is to ensure management’s interests are aligned with our stockholders’ interests to support long-term value creation. We encourage our officers to focus on long-term performance, and recommend a triennial vote which would allow our executive compensation programs to be evaluated over a similar time-frame and in relation to our long-term performance.
Stockholders who have concerns about executive compensation during the interval between “say on pay” votes are welcome to bring their specific concerns to the attention of the Board. Please refer to “Stockholder Communications to the Board” in this Proxy Statement for information about communicating with the Board.
Accordingly, the following resolution is submitted for stockholder vote at the 2011 Annual Meeting:
“RESOLVED, that the highest number of votes cast by the stockholders of Lawson Products, Inc. for the option set forth below shall be the preferred frequency with which the Company is to hold an advisory vote on the approval of the compensation of its named executive officers included in the proxy statement:
yearly or
every two years or
every three years.”
The option of one year, two years or three years that receives the highest number of votes cast by stockholders will be the frequency for the advisory vote on executive compensation that has been selected by stockholders. However, as this is an advisory vote, the result will not be binding on our board of directors or the Company. Our Compensation Committee will consider the outcome of the vote when determining how often the Company should submit to stockholders an advisory vote to approve the compensation of its Named Executive Officers included in the Company’s proxy statement. Proxies submitted without direction pursuant to this solicitation will be voted for the option of “EVERY THREE YEARS.”
Recommendation of the Board
THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE OPTION OF “EVERY THREE YEARS” AS THE FREQUENCY WITH WHICH STOCKHOLDERS ARE PROVIDED AN ADVISORY VOTE ON THE COMPENSATION OF ITS NAMED EXECUTIVE OFFICERS INCLUDED IN THE COMPANY’S PROXY STATEMENT.

Proposal 5: Approval of the Amendment of the Lawson Products, Inc. 2009 Equity Compensation Plan
The Board is submitting to the stockholders for approval at the Annual Meeting an amendment to the Lawson Products, Inc. 2009 Equity Compensation Plan (the “Plan”).
On March 15, 2011, the Board adopted the amendment of the Plan, subject to approval by the stockholders. The amendment changes the name of the Plan to the Lawson Products, Inc. 2009 Equity and Incentive Compensation Plan. The only other changes to the Plan made by the amendment are the addition of two new provisions that:
•	Make awards granted under the Plan subject to the Company’s Compensation Recovery Policy; and

•	Allow the Compensation Committee of the Board to make cash-based Annual Incentive Awards under the Plan, which are intended to qualify as performance-based compensation under Code Section 162(m).
A publicly traded company is generally prohibited from taking a federal income tax deduction for compensation paid to its Named Executive Officers in excess of $1 million per year, unless the compensation meets an exception under Code Section 162(m), such as the exception for performance-based compensation. In order to qualify for that exception, among other things, the compensation must be paid under a plan that has been approved by the company’s stockholders. In addition, for compensation paid under a performance-based plan for which the compensation committee has the authority to change the performance targets after shareholder approval of the goal, the plan will be reapproved by shareholders no later than the first shareholder meeting in the fifth year following the year in which shareholders previously approved the plan.
No cash-based annual incentive award granted under the amended Plan may be exercised or paid unless and until the stockholders have approved the amended Plan. No awards may be granted under the amended Plan subsequent to March 17, 2019.
Approval of the amendment to the Lawson Products, Inc. 2009 Equity Compensation Plan requires the affirmative vote of a majority of the shares present in person or by proxy at the meeting.
Plan Summary
Set forth below is a summary of the principal features of the Plan. The summary is qualified in its entirety by reference to the complete text of the Plan, as amended, which is attached as [Appendix A to this Proxy Statement].
Authorized Shares. The Plan, as approved by stockholders in 2009, authorized the issuance of a maximum of 500,000 shares of Common Stock, subject to adjustment upon the occurrence of certain events as described below. The amendment of the Plan does not increase this maximum amount. The Plan does not provide for liberal share counting. The Plan continues to provide that no single participant may receive awards of more than 40,000 shares of Common Stock in any calendar year.
Administration and Delegation. The Compensation Committee will continue to have the responsibility, in its sole discretion, to control, operate, manage and administer the Plan in accordance with its terms. The Compensation Committee may delegate, in writing, such administrative duties as it may deem advisable to one or more of its members or to one or more agents. All determinations and interpretations by the Compensation Committee shall be binding and conclusive on Plan participants. The Compensation Committee must consist entirely of directors who are “outside directors” within the meaning of Code Section 162(m), and each Compensation Committee member must qualify as an “independent director,” within the meaning of the New York Stock Exchange’s Listed Corporation Manual, and “non-employee director,” within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934 (the “Exchange Act”).

Eligibility. The Plan continues to authorize the Compensation Committee to make awards to employees and to non-employee directors of the Company. The number of options and other awards, if any, that an individual will be entitled to receive under the Plan will be at the discretion of the Compensation Committee and therefore cannot be determined in advance.
Adjustments to Awards. The Plan continues to provide that if there is a change in the Common Stock, through merger, consolidation, reorganization, recapitalization, stock dividend, stock split, split-up, spin-off, combination of shares, exchange of shares, dividend in kind or other similar change in capital structure, or distribution (other than normal cash dividends) to stockholders of the Company, an adjustment shall be made to each outstanding award so that the value of each award immediately after the change is not significantly diluted or enhanced. Subject to certain restrictions, the Compensation Committee may make adjustments to the number and kind of shares subject to awards and the exercise price of stock options and may make other modifications to awards to address changes in the Common Stock or for other equitable purposes or in response to unusual events affecting the Company or changes in applicable laws or accounting principles.
Repricing Not Permitted. The Plan expressly prohibits any amendment, revision, replacement, cancellation and regrant, or other change to an outstanding Award that is determined to be a “repricing” without stockholder approval.
Types of Awards Allowed Under the Plan
Stock Options. The Compensation Committee may grant nonqualified options and incentive stock options. The option price of nonqualified stock options and incentive stock options will be the fair market value of the Common Stock on the date of grant, unless in the case of nonqualified options the Compensation Committee determines otherwise on the date of the grant due to special circumstances. Options qualifying as incentive stock options will be required to meet certain requirements of the Code and only participants who are employees will be eligible to receive incentive stock options.
The Plan allows the Compensation Committee to determine the method or methods of payment to be allowed for the exercise of stock options including payment in cash, withholding shares otherwise issuable on exercise of the options or by delivering other shares of Common Stock.
The Plan requires the Compensation Committee to fix the term of each option, but the term may not exceed twenty years from the date of grant for nonqualified stock options and ten years from the date of grant for incentive stock options. Unless provided otherwise in the option agreement, one-third of the options will vest and become exercisable on each of the first three anniversaries of the date of grant. The exercisability of options may be accelerated by the Compensation Committee when it would be in the best interest of the Company. In the absence of different action by the Compensation Committee, each stock option that vests on the basis of time will immediately and automatically vest on the date of the change in control to the extent it would have otherwise vested on the first anniversary of the date of the change in control.
Stock Awards and Stock Units. The Plan authorizes the Compensation Committee to grant awards of Common Stock, subject to any terms and conditions the Compensation Committee determines to be appropriate. The Plan also authorizes the Compensation Committee to grant awards of stock units, representing the right to receive shares of Common Stock upon the fulfillment of applicable criteria established by the Compensation Committee. Upon the vesting of stock units, the shares of Common Stock corresponding to the stock units will be distributed to the participant, unless the Compensation Committee provides for the payment of such stock units either partially or entirely in cash. Upon the occurrence of a change in control, the Compensation Committee may, in its sole discretion, take such actions as it deems appropriate with respect to outstanding stock awards and stock units, including accelerating the vesting date or payout of such awards or units. In the absence of different action by the Compensation Committee, each stock award or stock unit that vests on the basis of time shall immediately and automatically vest on the date of the change in control to the extent it would have otherwise vested on the first anniversary of the date of the change in control.

Annual Incentive Awards. Under the amended Plan, the Compensation Committee may make annual incentive awards to employees, based on the achievement of performance goals established by the Compensation Committee within the first 90 days of the year. An annual incentive award to a participant who is or may be a “covered employee” (as that term is defined in Code Section 162(m)(3)) as of the end of the tax year in which the Company would claim a tax deduction in connection with such annual incentive award, is intended to qualify as performance-based compensation under Code Section 162(m). Unless the Compensation Committee specifies otherwise, payout of an annual incentive award will be made in cash.
A participant who terminates employment before the end of the calendar year will forfeit his or her annual incentive award; provided that, if the participant’s employment terminated due to the participant’s death or disability, the Compensation Committee may approve, in its sole discretion, a pro rata payout to such Participant. Additionally, if there is a change in control of the Company, the Compensation Committee, in its sole discretion, may provide for immediate payout of the annual incentive award otherwise payable to a participant under the Plan.
In accordance with the requirements under Code Section 162(m), the maximum aggregate dollar amount paid to an individual participant in any one calendar year pursuant to an annual incentive award or other cash-based award that is intended to qualify as performance-based compensation under Section 162(m) shall not exceed [three percent (3.0%) of the Company’s pretax income before allocation of corporate overhead and bonus] [as reported in the Company’s consolidated statement of income included in its Annual Report on Form 10-K, adjusted to eliminate the effect on pretax income of accrued cash-based incentive compensation expense] for the calendar year for which the Award is granted. In no event will an annual incentive award to an individual participant in any calendar year exceed [$2,000,000], which limit shall apply regardless of whether the annual incentive award is paid out in Common Stock or cash. The Compensation Committee may adjust downwards, but not upwards, the amount payable pursuant to an annual incentive award.
Performance goals. The Plan continues to provide that the Compensation Committee may set performance goals using such performance measures (either individually or in any combination) as it deems appropriate with respect to the grant or vesting of an award, including but not limited to: (a) revenue, (b) sales, (c) pretax income before allocation of corporate overhead and bonus, (d) budget, (e) cash flow, (f) earnings per share, (g) net income, (h) division, group or corporate financial goals, (i) appreciation in and/or maintenance of the price of the Common Stock or any other publicly traded securities of the Company, (j) dividend, (k) total stockholder return, (l) return on stockholders’ equity, (m) return on assets, (n) return on investment, (o) internal rate of return, (p) attainment of strategic and operational initiatives, (q) market share, (r) operating margin, (s) profit margin, (t) gross profits, (u) earnings before interest and taxes, (v) earnings before interest, taxes, depreciation and amortization, (w) economic value-added models, (x) comparisons with various stock market indices, (y) increase in number of customers, (z) reductions in costs, (aa) mortgage loans, (bb) bringing assets to market, (cc) resolution of administrative or judicial proceedings or disputes, and (dd) funds from operations.
The performance goals are intended to qualify under Code Section 162(m) and will be set by the Compensation Committee within the time period prescribed by Code Section 162(m), if the Compensation Committee intends to make a grant under the Plan that would qualify for the performance-based compensation exception under Code Section 162(m). If the Compensation Committee determines that it is advisable to grant awards that will not qualify for the performance-based compensation exception under Code Section 162(m), the Compensation Committee may grant awards that do not so qualify.

Compensation Recoupment Policy. All awards granted or paid under the amended Plan are subject to recoupment pursuant to the Company’s Compensation Recovery Policy (or “clawback policy”), as further described in the Compensation Discussion and Analysis section of this proxy statement.
Other Information. The Board of Directors may terminate the Plan at any time but such termination will not reduce or adversely affect any outstanding award. Unless terminated by action of the Board of Directors, the Plan will continue in effect until March 17, 2019, but awards granted prior to that date will continue in effect until they expire in accordance with original terms. The Board of Directors may amend the Plan at any time with or without prior notice, as long as the amendment does not adversely change any terms and conditions without the participant’s consent.
Federal Income Tax Consequences
With respect to incentive stock options, if the holder of an option does not dispose of the shares acquired upon exercise of the option within one year from the transfer of the shares to the participant, or within two years from the date the option to acquire the shares is granted, then for federal income tax purposes (1) the optionee will not recognize any income at the time of exercise of the option; (2) the excess of the fair market value of the shares as of the date of exercise over the option price will constitute an “item of adjustment” for purposes of the alternative minimum tax; and (3) the difference between the option price and the amount realized upon the sale of the shares by the optionee will be treated as a long-term capital gain or loss. Otherwise, the participant will recognize ordinary income equal to the difference between the fair market value of the shares as of the date of exercise and the option price, or if less, the amount by which the value of the shares on the date of the sale or other disposition exceeds the option exercise price; any additional increase in the value of option shares after the exercise date will be taxed as capital gain. The Company will not be allowed a deduction for federal income tax purposes in connection with the granting of an incentive stock option or the issuance of shares if the holding period discussed above is met. If the shares are sold or disposed of before the expiration of the required holding period, the Company will be allowed a tax deduction equal to the amount of ordinary income recognized by the participant.
With respect to the grant of options which are not incentive stock options, upon the exercise of the option, the optionee will recognize ordinary income in the amount of the difference between the option price and the fair market value of the shares on the date the option is exercised. The Company generally will receive an equivalent deduction at that time.
With respect to restricted stock awards and other stock awards, an amount equal to the fair market value of the shares of Common Stock distributed to the participant (in excess of any purchase price paid by the participant) will be includable in the participant’s gross income at the time of receipt unless the award is not transferable and subject to a substantial risk of forfeiture. If a participant receives an award subject to a forfeiture restriction, the participant may elect to include in gross income the fair market value of the award, otherwise the participant will include in gross income the fair market value of the award subject to a forfeiture restriction on the earlier of the date the restrictions lapse or the date the award becomes transferable. The Company generally is entitled to a deduction at the time and in the amount equal to the income included in the gross income of a participant.
With respect to cash awards, the amount paid to the participant generally will be subject to tax at the time of payment. The Company generally is entitled to a deduction at the time and in the amount equal to the income included in the gross income of a participant.

Code Section 162(m) Awards. The Plan provides for specific terms for awards made under Code Section 162(m). Awards may be designated as qualified performance-based compensation made to a participant who is or may be a “covered employee” (as that term is defined in Section 162(m)(3)) as of the end of the tax year in which the Company would claim a tax deduction in connection with such award made under the amended Plan. To meet this requirement, the Compensation Committee must, at a time when the outcome of the performance goals remain substantially uncertain and before the expiration of the lesser of 90 days into the performance period or before 25% of the performance period has elapsed, establish in writing that the vesting or payment of the award will be contingent upon the attainment of specified performance goals selected by the Compensation Committee. After the performance period has expired, the Compensation Committee will certify the extent to which the performance goals have been met and the amount payable to the participant. The Compensation Committee retains the discretion to adjust any such awards downward (but not upward) and impose any other restriction on such awards as the Compensation Committee deems necessary or appropriate to ensure that such awards meet the requirements as performance-based compensation under Section 162(m).
Compliance with Code Section 409A. The American Jobs Creation Act of 2004, enacted on October 22, 2004, revised the federal income tax law applicable to certain types of awards that may be granted under the Plan. To the extent applicable, it is intended that the Plan and any grants made under the Plan either be exempt from, or, in the alternative, comply with the provisions of Code Section 409A, including the exceptions for stock rights and short-term deferrals. The Company intends to administer the Plan and any grants made thereunder in a manner consistent with the requirements of Code Section 409A.
Number of employees eligible to participate in the Plan. Although all employees are eligible to participate in the amended Plan, typically about 20 employees annually received awards or grants under the Plan and the Company’s past equity incentive plans.
New plan benefits. The Compensation Committee continues to have the discretion to determine the type, terms and conditions and recipients of awards granted under the amended Plan. On February 15, 2011, the Compensation Committee established the 2011 annual incentive goals for our executive officers. Other than with respect to the annual incentive award target bonus amounts, it is not possible to determine the amount of the awards that will be received by any employee, group employee, or non-employee director of the Company under the amended Plan if it is approved. The following table sets forth the amount of the 2011 target bonus that would be payable under the annual incentive award to our Named Executive Officers and executive officers as a group, in each case if performance goals are met. No amounts have been included relating to other awards under the Plan as the amounts of any such awards are not determinable at this time.

NEW PLAN BENEFITS TABLE

Name and Position	Dollar value ($) (1)

Thomas J. Neri President and Chief Executive Officer	$500,000

Ronald J. Knutson Senior Vice President, Chief Financial Officer	$145,600

Harry A. Dochelli Executive Vice President, Chief Operating Officer	$259,560

Neil E. Jenkins Executive Vice President, Secretary General Counsel	$186,150

Stewart A. Howley Senior Vice President, Strategic Business Development	$150,761

Executive Officers as a Group	$1,601,553
Non-Employee Directors as a Group	—
Non-Executive Officer Employees as a Group	$733,051

(1)	Reflects amount of the 2011 annual bonus target established under the Plan.
The following table provides information as of December 31, 2010 regarding the number of shares of common stock that were available for issuance under the Company’s equity compensation plans.

Number of securities
remaining available for
future issuance under
	Number of securities to be		Weighted-average exercise		equity compensation plans
	issued upon exercise of		price of outstanding		(excluding securities
	outstanding options,		options, warrants and		reflected in the first
	warrants and rights		rights		column)
Plan Category
Equity compensation plans approved by security holders	185,373	(1)	$14.05	(2)	311,924
Equity compensation plans not approved by security holders	—		—		—

Total	185,373	(1)	14.05	(2)	311,924

(1)	Includes common stock to cover conversion of 138,766 restricted stock awards and 46,607 stock options.

(2)	Weighted-average exercise price of 46,607 stock options outstanding on December 31, 2010.
Recommendation of the Board
THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE AMENDMENT OF THE LAWSON PRODUCTS, INC. 2009 EQUITY COMPENSATION PLAN.

Security Ownership of Certain Beneficial Owners and Management
The following table sets forth information as of March 18, 2011 concerning the beneficial ownership by each person (including any “group” as defined in Section 13(d)(3) of the Securities Exchange Act of 1934) known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock of the Company, each director, each named executive officer, and all executive officers and directors as a group. Unless otherwise noted below, the address of each beneficial owner listed in the table is 1666 East Touhy Avenue, Des Plaines, Illinois, 60018. Because the voting or dispositive power of certain stock listed in the following table is shared, in some cases the same securities are listed opposite more than one name in the table. The total number of the Company’s shares of Common Stock issued and outstanding as of March 18, 2011 is 8,534,028.

	Sole Voting									Unvested
	and		Sole		Sole		Shared		Restricted	Restricted	Unvested
	Dispositive		Dispositive		Voting		Dispositive		Common	Stock	Restricted
Name of Beneficial Owner	Power		Power		Power		Power		Shares	Awards	Stock Units	Total	%
Total Shares Outstanding												8,534,028

Five Percent Shareholders:
Roberta Port Washlow	—	(1)	695,497		—		221,835	(2)				917,329	10.7%
Trusts for the benefit of Dr. Port’s family	—	(1)	463,165	(3)	—		221,836	(4)				684,993	8.0%
Trusts for the benefit of Roberta Washlow’s family	—	(1)	463,165	(5)	—		221,835	(2)				684,992	8.0%
Trusts for the benefit of James Errant’s family	—	(1)	463,166	(6)	—							463,159	5.4%
Dimensional Fund Advisors LP (7) 6300 Bee Cave Road Austin, TX 78746	700,021											700,021	8.2%

Non-Executive Directors
Andrew B. Albert (8)	—		`		—				—	4,274	3,868	8,142	0.1%
I. Steven Edelson (8)	—		—		—				—	4,274	3,868	8,142	0.1%
James S. Errant (8)	10,577	(9)	544,733		—				—	4,274	3,868	563,443	6.6%
Lee S. Hillman (8)	2,289		—		—				—	4,274	3,868	10,431	0.1%
Ronald B. Port M.D.	718,204	(10)		(11)	3,660,938	(11)	221,836	(4)	—	4,274	3,868	4,387,259	51.4%
Thomas S. Postek (8)	12,585		—		—				—	4,274	3,868	20,727	0.2%
Robert G. Rettig (8)	6,289		—		—				—	4,274	3,868	14.431	0.2%
Wilma J. Smelcer (8)	2,289		—		—				—	4,274	3,868	10,431	0.1%

Named Executive Officers
Thomas J. Neri (12)(13)	—		—		—				1,999	20,587	—	22,568	0.3%
Ronald J. Knutson (13)	—		—		—				—	5,315	—	5,315	0.1%
Neil E. Jenkins (12)(13)	—		—		—				1,200	5,359	—	6,559	0.1%
Harry A. Dochelli (12)(13)	—		—		—				1,482	4,200	—	5,682	0.1%
Stewart A. Howley (12)(13)	—		—		—				566	1,134	—	1,700	—

All Officers & Directors	752,233		544,733		3,660,938		221,836		5,247	70,787	30,944	5,064,848	59.3%

(1)
Ms. Washlow, James Errant, Jenna Walsh, Samantha Borstein, Michael D. Marrs, and James Gardner, individually and/or as trustees of various trusts, have granted an irrevocable proxy (the “Proxy”) granting Dr. Port the right to vote (other than in connection with votes on mergers and certain other extraordinary corporate transactions) all shares of Common Stock owned by them or trusts formed for their benefit or for which they otherwise have voting control. This Proxy terminates on the first to occur of (i) June 11, 2012, (ii) the date of death of Dr. Port, (iii) the date that Dr. Port becomes permanently incapacitated (provided, that Dr. Port may not exercise any proxy at any time that he is temporarily incapacitated, in which case Ms. Washlow may vote the shares during such period of temporary incapacitation) and (iv) the date of a transfer of shares, by sale or otherwise, to a third party not affiliated with Roberta Washlow (but only to the extent of the shares so transferred). The shares for which Dr. Port holds a Proxy consist of the following: (i) 1,378,165 shares held in trusts formed for the benefit of the families of Ms. Washlow, Ms. Borstein and Ms. Walsh, (ii) 695,497 shares held by Ms. Washlow directly, (iii) 184,960 shares held by Ms. Borstein directly, (iv) 184,960 shares held by Ms. Walsh directly, (v) 532,355 shares held in trusts for which James Errant is a trustee and (vi) 685,001 shares held in trusts for the benefit of Dr. Port’s family. Dr. Port hereby disclaims beneficial ownership in shares of Common Stock described above in which he does not have economic benefit.

(2)
Consists of shares owned by two trusts which were established for the benefit of Roberta Washlow and her descendants. Roberta Washlow and Michael D. Marrs are co-trustees of these trusts and accordingly share voting and dispositive power with regard to those shares, subject to the Proxy provided to Dr. Port.

(3)	Consists of shares owned by a trust, which was established for the benefit of Dr. Port and his descendants. Charles Levun is the sole trustee of this trust.

(4)
Consists of shares owned by trusts which were established for the benefit of Dr. Port and his descendants. Dr. Port and Charles Levun are co-trustees of these trusts, and accordingly share voting and dispositive power with regard to those shares, subject to the Proxy provided to Dr. Port. These shares are also included in the voting shares discussed in note (1) and note (10).

(5)	Consists of shares owned by a trust, which was established for the benefit of Ms. Washlow and her descendants. Michael D. Marrs is the sole trustee of this trust.

(6)	Consists of shares owned by two trusts, which were established for the benefit of Sandra Borstein and Jenna Walsh, who are daughters of James Errant. James Gardner is the sole trustee of these trusts.

(7)	December 31, 2010 holdings based on a schedule 13G filed with the SEC by Dimensional Fund Advisors LP on February 11, 2011.

(8)	Restricted stock awards which have no voting or dividend rights and are non-transferable, will be exchanged for shares of the Company’s common stock over their respective vesting periods.

(9)
Consists of 10,577 shares owned by Mr. Errant directly and the remaining shares of owned by trusts formed for the benefit of Mr. Errant’s family for which he is sole trustee. Mr. Errant is the former brother-in-law of Ms. Washlow and Dr. Port.

(10)	Includes 5,000 shares that are beneficially owned by Mr. Port’s wife.

(11)
As discussed in note (1) above, Dr. Port has received a Proxy to vote 3,660,938 shares. Dr. Port does not have the power to dispose of or to direct the disposition of Common Stock for which he holds a Proxy.

(12)	Restricted common shares have no voting or dividend rights and are non-transferable through December 31, 31, 2012

(13)	Restricted stock awards which have no voting or dividend rights and are non-transferable, will be exchanged for shares of the Company’s common stock over their respective vesting periods.

Executive Officer may be filled by the same or different individuals. This provides the Board the flexibility to determine whether these roles should be combined or separated based on the Company’s circumstances and needs at any given time. The role of Chairman of the Board is currently held by Ronald Port M.D. and the position of Chief Executive Officer is currently held by Mr. Thomas Neri. This structure has been in place since 2007. The separation of the Chairmanship and the Chief Executive Officer functions provides the Board with additional independence and oversight. The Board believes this leadership structure has served the Company well and believes it is in the best interest of the Company’s stockholders to continue with this structure at this time.
Board of Director Meetings and Committees
The Board of Directors has standing Audit, Compensation, Financial Strategies, Management Development, and Nominating and Governance Committees. All committees have each adopted a charter for their respective committees. These charters may be viewed on the Company’s website, www.lawsonproducts.com, and copies may be obtained by request to the Secretary of the Company. Those requests should be sent to Corporate Secretary, Lawson Products, Inc., 1666 East Touhy Avenue, Des Plaines, Illinois 60018.
In 2010, each director attended, either in person or via teleconference, at least 75% of the meetings of the Board of Directors and of the respective committees on which he or she served. The number of meetings held by the Board of Directors and the committees in 2010 were as follows:

Number of Meetings
Board of Directors	10
Audit Committee	10
Compensation Committee	7
Financial Strategies Committee	5
Management Development Committee	5
Nominating and Governance Committee	3
The Audit Committee
The functions of the Audit Committee include (i) reviewing the Company’s procedures for monitoring internal control over financial reporting; (ii) overseeing the appointment, compensation, retention and oversight of the Company’s independent auditors; (iii) reviewing the scope and results of the audit by the Company’s independent auditors; (iv) reviewing the annual audited financial statements and quarterly financial statements with management and the independent auditors; (v) periodically reviewing with the Company’s General Counsel potentially material legal and regulatory matters and corporate compliance and (vi) reviewing and approving all related party transactions. Additionally, in 2011, the Audit Committee will oversee the Company’s formalized Enterprise Risk Management program.
The Audit Committee consists of Thomas S. Postek (Chair), Lee S. Hillman, Robert G. Rettig and Wilma J. Smelcer. Each member of the Audit Committee satisfies the independence requirements of The Nasdaq Stock Market and the SEC and satisfies the financial sophistication requirements of The Nasdaq Stock Market. The Board of Directors has determined that Mr. Postek is an “audit committee financial expert” as such term is defined by the SEC.

The Compensation Committee
The Compensation Committee discharges the responsibilities of the Board of Directors relating to compensation of the Chief Executive Officer and establishes compensation for all other executive officers of the Company. The Compensation Committee is responsible for (i) reviewing and approving corporate goals and objectives relevant to the compensation for executive officers; (ii) evaluating the performance of executive officers in light of those goals and objectives and (iii) setting the compensation level of executive officers based on this evaluation. The Compensation Committee also administers incentive-compensation plans and equity-based plans established or maintained by the Company from time to time; makes recommendations to the Board of Directors with respect to the adoption, amendment, termination or replacement of the plans; and recommends to the Board of Directors the compensation for members of the Board of Directors. The Compensation Committee reviews and approves the compensation programs for the Chief Executive Officer and senior management, which include the named executives whose compensation is included in this report. The Chief Executive Officer makes recommendations on compensation to the Compensation Committee for all executive officers except himself.
The Compensation Committee consists of Lee S. Hillman (Chair), Andrew B. Albert, I. Steven Edelson and Robert G. Rettig. Each member of the Compensation Committee satisfies the independence requirements of The Nasdaq Stock Market and is an “outside director” as defined in Section 162(m) of the Code.
The Financial Strategies Committee
The Financial Strategies Committee reviews and evaluates the Company’s financial plans and financial structure, monitors the Company’s relationship with its lenders, reviews financial results against established budgets, approves any proposed acquisitions, dispositions or liquidations and makes recommendations to the Board of Directors regarding capital expenditures. The Financial Strategies Committee consists of Lee S. Hillman (Chair), Andrew B. Albert, I. Steven Edelson, James S. Errant, Thomas J. Neri, Ronald B. Port, M.D, and Thomas S. Postek.
The Management Development Committee
The Management Development Committee is responsible for evaluating potential candidates for executive positions, reviewing management development and succession objectives and regularly reviewing the results of the annual incentive evaluation process. The directors who serve on the Management and Development Committee are Wilma J. Smelcer (Chair), Andrew B. Albert, James S. Errant, and Ronald B. Port, M.D.
The Nominating and Governance Committee
The Nominating and Governance Committee identifies and nominates potential directors to the Board of Directors and otherwise takes a leadership role in shaping the corporate governance of the Company. The Nominating and Governance Committee consists of Wilma J. Smelcer (Chair), Andrew B. Albert, James S. Errant and Robert G. Rettig. Each member of the Nominating and Governance Committee satisfies the independence requirements of The Nasdaq Stock Market.
Director Nominations
The Nominating and Governance Committee will consider Board of Director nominees recommended by stockholders. Those recommendations should be sent to the Chairman of the Nominating and Governance Committee, at c/o Corporate Secretary of Lawson Products, Inc., 1666 East Touhy Avenue, Des Plaines, Illinois 60018. In order for a stockholder to nominate a candidate for director, under the Company’s certificate of incorporation, timely notice of the nomination must be given in writing to the Secretary of the Company. With respect to the meeting, in order to be timely, such notice must be mailed or delivered to the Secretary of the Company not less than fourteen days prior to the meeting. The Company’s certificate of incorporation specifies additional information regarding the nominee that must accompany the notice.

The Nominating and Governance Committee will follow procedures which the Nominating and Governance Committee deems reasonable and appropriate in the identification of candidates for election to the Board of Directors and evaluating the background and qualifications of those candidates. Those processes include consideration of nominees suggested by an outside search firm, by incumbent members of the Board of Directors and by stockholders. The manner in which the nominating committee evaluates nominees for director is the same regardless of whether the nominee is recommended by a security holder.
The Nominating and Governance Committee will seek candidates having experience and abilities relevant to serving as a director of the Company and who represent the best interests of stockholders as a whole and not any specific interest group or constituency. The Nominating and Governance Committee does not have a policy with regard to consideration of diversity in identifying director nominees. Nominating and Governance Committee will consider a candidate’s qualifications and background, including, but not limited to responsibility for operating a public company or a division of a public company, other relevant business experience, a candidate’s technical background or professional qualifications and other public company boards of directors on which the candidate serves. The Nominating and Governance Committee will also consider whether the candidate would be “independent” for purposes of The Nasdaq Stock Market and the rules and regulations of the SEC. The Nominating and Governance Committee may from time to time engage the service of a professional search firm to identify and evaluate potential nominees.
Director Independence
The Company’s Board of Directors has determined that Directors Andrew B. Albert, I. Steven Edelson, James S. Errant, Lee S. Hillman, Thomas S. Postek, Robert G. Rettig and Wilma J. Smelcer are independent within the meaning of the rules of The Nasdaq Stock Market. In determining independence, the Board of Directors considered the specific criteria for independence under The Nasdaq Stock Market rules and also the facts and circumstances of any other relationships of individual directors with the Company.
The independent directors and the committees of the Board of Directors regularly meet in executive session without the presence of any management directors or representatives.
The Board’s Role in Risk Management
The Board is responsible for overseeing the most significant risks facing the Company and for determining whether management is responding appropriately to those risks. The Board implements its risk oversight function both as a whole and through committees. The Board is formalizing much of its risk management oversight function through the Audit Committee.
In 2010, the Audit Committee adopted a plan to implement a formalized Enterprise Risk Management (“ERM”) program. The goal of the ERM program is to formalize the oversight, control and discipline to drive continuous improvement of our risk management capabilities in a constantly changing operating environment. In connection with the ERM, the Company retained a risk management consultant to assist management in identifying and prioritizing risk along with processes to mitigate such risks. The Company has developed metrics for reporting risks to the Board. A steering committee, comprised of senior management, has been tasked with continually assessing risk and communicating risk awareness throughout the Company.
In addition to the formal ERM program, the Board committees have significant roles in carrying out the risk oversight function which include but are not limited to the following:
•	The Audit Committee oversees risks related to the Company’s financial statements, the financial reporting process, accounting and legal matters and oversees the internal audit function;
•
The Compensation Committee oversees the Company’s compensation programs from the perspective of whether they encourage individuals to take unreasonable risks that could result in having a materially adverse effect on the Company;

•	The Management Development Committee oversees management development and succession planning across senior management positions; and
•	The Financial Strategies Committee oversees risk inherent in allocating capital and developing financial plans.
While the Board oversees risk management, Company management is charged with managing risk. Management is responsible for establishing and maintaining an adequate system of internal control over financial reporting and establishing controls to prevent or detect any unauthorized acquisition, use, or disposition of the Company’s assets.
The Company has an Internal Audit Department that reports to the Audit Committee on a regular basis. Part of the Internal Audit Department’s mission, as described in its charter, is to bring a “systematic, disciplined approach to evaluate and improve the effectiveness of risk management, control, and governance processes.” One way which the Internal Audit Department carries this out is by evaluating the Company’s network of risk management programs and reporting the results to the Audit Committee.
Management conducts detailed periodic business reviews with each of the Company’s subsidiaries. These reviews include discussions of future risks faced by various departments and functional areas across the organization. Additionally, the Company has established a Disclosure Committee which is comprised of senior management from various functional areas. The Disclosure Committee meets at least quarterly to review all disclosures and forward-looking statements made by Lawson to its security holders and ensure they are accurate and complete and fairly present Lawson’s financial condition and results of operations in all material respects.
The Company has also established and communicated to its employees a Code of Business Conduct and an ethics hotline where employees can confidentially and anonymously express any concerns they may have of any suspected ethics violations either through a dedicated web site or through a toll free number. The Company requires annual ethics training of all employees and independent sales agents.
Compensation Risk
The Company has reviewed its compensation programs, including all of its business units, to determine if they encourage individuals to take unreasonable risks; and has determined that any risks arising from these compensation programs are not reasonably likely to have a material adverse effect on the Company.
Code of Business Conduct
The Company has adopted a Code of Business Conduct (the “Code of Conduct”) applicable to all employees and independent sales agents. The Code of Conduct is applicable to senior financial executives including the principal executive officer, principal financial officer and principal accounting officer of the Company. The Code of Conduct is available on the Corporate Governance page in the Investor Relations section of the Company’s website at www.lawsonproducts.com. The Company intends to post on its website any amendments to or waivers from the Code of Conduct applicable to senior financial executives. The Company will provide a copy of the Code of Conduct without charge upon written request directed to the Company at c/o Corporate Secretary, Lawson Products, Inc., 1666 East Touhy Avenue, Des Plaines, Illinois 60018.

Annual Meeting Attendance Policy
The Company expects all members of the Board of Directors to attend the annual meeting of stockholders, but from time to time, other commitments may prevent all directors from attending each meeting. All directors attended the most recent annual meeting of stockholders held on May 11, 2010.
Stockholder Communications with the Board of Directors
Stockholders may send communications to members of the Board of Directors by either sending a communication to the Board of Directors or a committee thereof and/or a particular member c/o Corporate Secretary, Lawson Products, Inc., 1666 East Touhy Avenue, Des Plaines, Illinois 60018. Communications intended for non-management directors should be directed to the Chairman of the Nominating and Governance Committee. All such communications will be reviewed promptly and, as appropriate, forwarded to the Board of Directors or the relevant committee or individual member of the Board of Directors or committee based on the subject matter of the communication.
Executive Officers
The executive officers of the Company are as follows.

		Year First
		Elected to
		Present
Name	Age	Office	Position
Thomas J. Neri	59	2007	President, Chief Executive Officer and Director
Ronald J. Knutson	47	2009	Senior Vice President, Chief Financial Officer
Harry A. Dochelli	51	2009	Executive Vice President, Chief Operating Officer
Neil E. Jenkins	61	2004	Executive Vice President, Secretary and General Counsel
Stewart A. Howley	49	2008	Senior Vice President, Strategic Business Development
Michelle I. Russell	50	2007	Senior Vice President, Operations and Supply Chain Management
Robert O. Border	47	2009	Senior Vice President, Chief Information Officer
Lawrence J. Krema	50	2010	Senior Vice President, Human Resources
Biographical information for the past five years relating to each of our executive officers is set forth below.
Mr. Neri was elected Chief Executive Officer in April 2007 and was elected to the Board of Directors in December 2007. Mr. Neri was elected President and Chief Operating Officer in January 2007 and was elected Executive Vice President, Finance, Planning and Corporate Development; Chief Financial Officer and Treasurer in 2004. Mr. Neri joined the Company in October 2003 as Executive Vice President, Finance and Corporate Planning.
Mr. Knutson was elected Senior Vice President, Chief Financial Officer effective November 2009. Mr. Knutson served as Senior Vice President, Chief Financial Officer of Frozen Food Express Industries, Inc. from January 2009 to November 2009. Mr. Knutson served as Vice President, Finance of Ace Hardware Corporation from 2006 through 2007 and Vice President, Controller of Ace Hardware from 2003 to 2005.
Mr. Dochelli was elected Chief Operating Officer effective December 2009 and served as Executive Vice President Sales and Marketing from April 2008 to December 2009. Previously, Mr. Dochelli served as Executive Vice President, North America Contract Sales for OfficeMax from 2007 until 2008, Executive Vice President of U.S. Operations for OfficeMax/Boise Cascade Office Solutions from 2005 to 2007 and in various other management positions with OfficeMax/Boise Cascade Office Solutions from 1987 to 2005.

Mr. Jenkins was elected Executive Vice President, Secretary and General Counsel in 2004. From 2000 to 2003. Mr. Jenkins served as Secretary and Corporate Counsel of the Company.
Mr. Howley was elected Senior Vice President, Strategic Business Development effective April 2008. Mr. Howley served as Chief Marketing Officer from December 2005 until May 2008. From August 2002 through December 2005, Mr. Howley was Director of Strategic Business Development with Home Depot Supply.
Ms. Russell was elected Senior Vice President, Operations and Supply Chain Management in August 2007. Ms. Russell served as Chief Ethics and Compliance Officer from April 2006 until August 2007 and in a consulting capacity from November 2005 through March 2006. Prior to this Ms. Russell held the role of Vice President of Operations at Associated Materials from 2001 until 2005.
Mr. Border was elected Senior Vice President, Chief Information Officer in December 2010 and served as Senior Vice President, Information Technology from September 2009 to December 2010. Previously, Mr. Border served as the Managing Director, Information Technology at Midwest Generation, a subsidiary of Edison Mission Energy, from 2004 until 2009.
Mr. Krema was elected Senior Vice President, Human Resources in December 2010 and served as Vice President, Human Resources from August 2010 to December 2010. Previously Mr. Krema served as interim President and Chief Executive Officer of The Anixter Center, a non-profit organization from July 2009 through June 2010. From April 2008 through October 2008, he served as a Senior Vice President with Hub International and from March 2001 through December 2007, he served in senior executive roles with Equity Office Properties.
REMUNERATION OF EXECUTIVE OFFICERS
COMPENSATION DISCUSSION AND ANALYSIS (“CD&A”)
Introduction
This section of the proxy statement explains how our compensation programs are designed and operate in practice with respect to our executives and specifically the following Named Executive Officers.

Executive Name	Title
Thomas J. Neri	President and Chief Executive Officer
Ronald J. Knutson	Senior Vice President, Chief Financial Officer
Harry A. Dochelli	Executive Vice President, Chief Operating Officer
Neil E. Jenkins	Executive Vice President, Secretary & General Counsel
Stewart A. Howley	Senior Vice President, Strategic Business Development
The Fiscal 2010 Summary Compensation Table on page 44 presents compensation earned by the Named Executive Officers in fiscal 2010.

Executive Summary
Overview of 2010 Performance and Compensation
2010 Business Environment and Company Performance
We continue to focus our efforts as a North American distributor of products and services to the industrial, commercial, institutional, and governmental maintenance, repair and operations (“MRO”) marketplace and sales through our MRO segment represented 96% of our total net sales for fiscal year 2010.
In 2010, the economy improved modestly from the global recession that affected previous periods, particularly in the latter half of the year. Sales from continuing operations increased by 5% during 2010 compared to 2009. Consistent with the increase in sales, overall gross profit increased 5.0% in 2010 to $194.8 million from $185.6 million in 2009. The increase in sales was made despite the fact that many of our customers reduced their inventories, suspended purchases of industrial supplies and downgraded the quality of the product purchased due to overall deterioration of the economy and a highly competitive market.
Our marketplace, although consolidating, still includes large, fragmented industries which are highly competitive. We believe that customers and competitors may continue to consolidate over the next few years, which may make the industry even more competitive. Our competitors include companies with similar or greater market presence, name recognition, and financial, marketing, and other resources and we believe they will continue to challenge the marketplace with their product selection, financial resources, and services.
In response to this highly competitive market and our business need to drive growth and profitability, we established a new organizational culture that emphasizes continuous improvement, produces positive results and, most of all, one that focuses on our customers. In order to develop this new environment, we needed to attract and retain team members with the right blend of company, industry and leadership experience to drive our business forward. We have successfully recruited a number of key executives to develop and execute our strategy. New additions to the senior leadership team over the last three years include our Chief Operating Officer, Chief Financial Officer, Chief Information Officer and Senior Vice President, Human Resources.

Executive Compensation in 2010 Relative to Company Performance
Consistent with the Company’s stated performance philosophy and objectives, the Company employed a comprehensive strategy to recruit superb talent and to reward senior executives for the attainment of financial performance targets and of company-wide transformational goals. The Company experienced key year-over-year improvements in all pre-established financial metrics and in key business unit goals. The Company’s pay for performance commitment for its executives is evidenced by the fact that both the Annual Incentive Plan (“AIP”) and 2010-2012 Senior Executive Long Term Incentive Plan (“LTIP”) both relied significantly on corporate measures that drove positive operating cash flows and, in turn, increased the enterprise value of the organization. Specifically, the LTIP was based solely on performance-based cash and equity awards with pre-defined performance targets, vesting and payout provisions as well as features designed to reduce or eliminate payout if performance declines relative to the performance targets.
PERFORMANCE

MEASURE	FY2009	FY2010		% CHANGE
Adjusted Lawson EBITDA[5]	$15,344	$34,176		122.7%
MRO Working Capital[3]	$49,427	$55,498		12.3%
MRO ROIC%[4]	8.3%	23.3%		15.0%[1]
MRO Gross Profit Dollars	$196,644	$203,428	[6]	3.4%
PAY (COMPENSATION)

TOTAL COMPENSATION	FY2009[2]	FY2010	% CHANGE
Total Compensation (as reported in the Summary Compensation Table)	$4,028,109	$4,466,131	10.9%

[1]	Represents the increase in ROIC% as an increase in percentage points.

[2]	Total Compensation (“TC”) includes the former Chief Financial Officer’s TC for comparative purposes due to Mr. Knutson’s partial year of service in 2009.

[3]	MRO Working Capital represents accounts receivable plus inventory less accounts payable.

[4]	MRO ROIC% represents MRO EBITDA divided by stockholder’s equity plus net debt.

[5]	Adjusted EBITDA is a company performance metric.

[6]	MRO Gross Profit Dollars excludes freight charges.
Pay for Performance
Percent Change 2009 / 2010

2010 Changes in Compensation Programs and Policies
The 2010-2012 LTIP was designed with the intent to be aligned with the future growth and profitability of the MRO business only and reward the NEOs for meeting corporate objectives while also protecting the Company by reducing the awards if performance/growth did not meet an expected level of return on investment. The decision was made to preserve the performance metrics to continue to drive superior financial results; however, the plan mechanics for the 2011-2013 Long-Term Incentive Plan were modified to more strongly reward the executives for performance and to align compensation and shareholder value in the future.
Additionally, the Compensation Committee adopted two key policies that are effective beginning in 2011 (see pages 37 and 38 for a further description):
•	Adoption of a Compensation Recovery Policy (“Clawback Policy”), and

•	Adoption of an Anti-Hedging Policy.
Compensation Philosophy and Objectives
The Company’s executive compensation programs are designed to reward executives for the development and execution of successful business strategies. In determining the type and amount of compensation for each executive, we use both annual cash compensation, which includes a base salary and an annual incentive award, and a long-term incentive opportunity. We believe the mix of these three forms of compensation in the aggregate balance the reward for each executive’s contributions to our Company. Our compensation programs are designed to encourage and reward the creation of long-term stockholder value.
The Company guides its executive compensation programs with a compensation philosophy expressed in these three principles:
1.
Talent Acquisition & Retention. We believe that having qualified people at every level of our Company is critical to our success. Although we strive to develop executives from within to lead the organization, due to the particular needs of the Company, a significant number of executives have been recruited from outside the Company during the past few years. Our compensation programs are designed to encourage talented executives to join and continue their careers as part of our senior management team.

2.
Accountability for Lawson’s Business Performance. To achieve alignment between the interests of our executives and our stockholders, we use short-term and long-term incentive plans. Our executives’ compensation increases or decreases based on how well they achieve the established performance goals.

3.	Accountability for Individual Performance. We believe teams and individuals should be rewarded when their contributions are exemplary and significantly support Company performance and value creation.
When making compensation decisions, the various elements of compensation are evaluated together, and the level of compensation opportunity provided for one element may impact the level and design of other elements. Lawson attempts to balance its executive officer total compensation program to promote the achievement of both current and long-term performance goals. While each compensation program has specific objectives, in aggregate, the Company strives to position its executive officer total compensation program in alignment with the competitive practices of the market.

Determining Competitive Practices
Peer Group for Compensation Benchmarking
In 2009, we worked with Grant Thornton LLP, an independent compensation consulting firm to develop a core peer group of 16 companies in order to assist the company and the Board to understand the current competitiveness of the total direct compensation of the Named Executive Officers as compared to market practices. The core peer group consists of a strong representation of companies within Lawson’s industry and/or companies with revenues and market capitalization similar to that of Lawson. Specifically, in 2009, the core peer group companies had median revenue of approximately $508 million and a market capitalization of $155 million compared to Lawson’s 2009 revenue of $379 million and market capitalization of $150 million.
In addition to the core peer group of companies, the independent consulting firm developed a supplemental peer group that includes a broader general industry representation of 45 companies. The median revenue of $588 million and market capitalization of $373 million of the supplemental peer group is higher than the core peer group (in 2009 we augmented the core peer group with data from various executive compensation surveys). Accordingly, the supplemental peer group served as an additional reference point so we could make appropriate compensation decisions based upon comprehensive market reference points. We used the data from the peer groups to benchmark total direct compensation which includes the level of base salaries and the mix, form and size of annual and long-term incentives provided to executives of similar-sized companies.
The core peer group included the following companies (see Appendix A on page 56 for the Company Supplemental Peer Group).
•	Aceto Corp.

•	Barnes Group Inc.

•	Colfax Corp

•	DXP Enterprises, Inc.

•	Harding Inc.

•	Houston Wire & Cable Co.

•	Huttig Building Products, Inc.

•	Interline Brands, Inc.

•	Kaman Corp.

•	NN Inc.

•	Nu Horizons Electronics Corporation

•	Richardson Electronics LTD.

•	Robbins & Myers Inc.

•	SED International Holdings, Inc.

•	Simpson Manufacturing, Inc.

•	Thermadyne Holdings, Corp.
We are committed to obtaining as much information as possible to make informed business judgments regarding the compensation offered to the NEOs and our deep and extensive review of 61 companies total direct compensation is evidence of this commitment. We also continuously track the corporate measures of our strongest competitors, and by doing so, we set performance targets for compensation purposes in comparison to these industry leaders to drive growth and profitability.

Elements of Total Compensation
The following table describes each executive compensation element utilized in fiscal 2010 for our Named Executive Officers based on the philosophy and objectives described above as well as each element’s link to our compensation philosophy.

Accountability
for Individual
			Accountability	Performance
			for Business	(Support
		Talent	Performance	Company
		Acquisition	(Align to	Performance
Compensation		and	Shareholder	and Value
Element	Philosophy Statement	Retention	Interests)	Creation)

Base Pay
We intend to provide base pay competitive to the market of industry peers across other industries where appropriate. Our goal is to strike a balance between attracting talent, expecting superior results and finding individuals who can focus on transforming our business. Base pay maintains a standard of living, is used to compete in the market for talent and forms the foundation for other reward vehicles.
X

Annual Incentive Plan
The AIP rewards specific annual performance against business measures set by the Board. The amount of the reward is determined by formula and can vary from 0% to 150% of an individual executive’s target incentive.
		X	X	X

2010-2012 Long-Term Incentive Plan
The LTIP rewards specific performance against a three-year average of financial measures set by the Board. The amount of the reward is determined based upon MRO Return On Invested Capital percentage (ROIC%) and Gross Profit Dollars and can vary from 0% to 200% of an individual executive’s target incentive.
		X	X

Other Compensation and Benefit Programs
Lawson offers all employees benefits programs that provide protections for health, welfare and retirement. These programs are standard within the United States and include healthcare, life, disability, dental and vision benefits as well as a 401(k) program or other federally provided programs outside of the U.S. A deferred compensation program is also provided for tax advantaged savings beyond the limits of qualified plans under Section 401(k). Investment choices are market based.
X

Base Salary
Base salary for our executive officers, including the Named Executive Officers, represents the basis for competing in the market for similar positions of industry peers and across industries where appropriate. We are committed to rewarding our Named Executive Officers for superior performance and recognize talented individuals who contribute to the growth of the Company and continue the transformation process. Our current compensation plans and programs reflect this commitment. Our base salary philosophy is intended to keep our fixed costs at an appropriate level while delivering expectations for each role. We provided base salaries to compensate executives for the services rendered during the fiscal year. In setting base salaries for the CEO and other executives, the Compensation Committee considers:
•	Competitive market data;

•	The experience, skills and competencies of the individual;

•	The duties and responsibilities of the respective executive;

•	The ability of the Individual to effectively transform our company and culture; and

•	The individual’s ability to achieve superior results.
Due to our review of the factors mentioned above and upon a modestly improving economy causing cautionary expense management in fiscal 2009 and 2010, no merit increases were provided to Named Executive Officers during these years.
The base salaries for selected named executive officers in 2009 and 2010 were as follows:

2009 and 2010
Executive Name	Base Salary
Thomas J. Neri	$500,000
Ronald J. Knutson (1)	280,000
Harry A. Dochelli (2)	420,000
Neil E. Jenkins	365,000
Stewart A. Howley	295,610

(1)	Mr. Knutson was employed for a partial year in 2009.

(2)	Mr. Dochelli was promoted to Chief Operations Officer effective December 2009; however, the 5% increase in base salary from the promotion became effective in April, 2010.
Annual Incentive Plan (“AIP”)
Our success partly depends upon our executive officers being focused on achievement of the critical strategic and tactical objectives that lead to company success in the short-term. Therefore, performance goals under our annual incentive compensation programs have been designed to align executive compensation with our annual business objectives. The design of these compensation programs, the selected performance measures, the targets and the timing of awards and payouts are all designed to drive business performance and stockholder return on an annual basis. Business measures include a balance of Adjusted EBITDA, Working Capital, Enterprise Resource Planning (ERP) progress and Individual Objectives to ensure a balanced focus for fiscal 2010.
At the direction of the Compensation Committee, the Company revised the 2010 AIP Plan to increase the allocation of the payout percentages to place more emphasis on Adjusted EBITDA and ERP performance while reducing the payout percentages for Working Capital and Individual Objectives.

Each year, the Compensation Committee approves short-term performance goals under our annual incentive plan to focus our executive officers on business priorities for the upcoming fiscal year. The 2010 AIP target opportunities as a percent of each NEO’s salary were set as follows:

	2010 AIP Target		2010 AIP Goal Weighting
		Percent of		MRO
		Base	Adjusted	Working		Individual
	Amount	Salary	EBITDA	Capital	ERP	Objectives
Thomas J. Neri	$500,000	100%	60%	5%	5%	30%
Harry A. Dochelli	252,000	60	55	5	8	32
Neil E. Jenkins	182,500	50	55	5	0	40
Stewart A. Howley	147,805	50	30	0	0	70
Ronald J. Knutson	140,000	50	55	5	0	40
Mr. Howley’s goals were heavily weighted towards individual objectives based upon his responsibility and accountability for the successful disposition of the non-core businesses.
At the beginning of each year, AIP award opportunities are established as a percentage of the participant’s annual base salary. The 2010 AIP award opportunities at threshold, target and maximum for the Named Executive Officers in 2010 are provided in the table in the section entitled “Grants of Plan Based Awards in 2010.”
In 2010, the AIP goals included three key corporate performance measures and individual objectives. The key corporate performance measures were Adjusted EBITDA consisting of earnings before interest, taxes, depreciation and amortization plus/minus other adjustments including incentive compensation, the net market loss of the cash surrender value of life insurance and the deferred compensation liability and other non-routine, non-operation adjustments; MRO Working Capital; and Enterprise Resource Planning (“ERP”). MRO Working Capital for purposes of calculating AIP incentives consist of accounts receivable, inventory and accounts payable and rewards executives for improving the Company’s operating cash flows and strengthening its capital structure. ERP for purposes of calculating AIP incentives consists of measures including completion of key deliverables for 2010 such as the design and realization phase for the first of three waves and actual versus planned implementation costs.
The 2010 corporate performance measure targets and actual results were as follows (dollars in thousands):

	Actual	Performance Targets
	Results	Threshold	Target	Maximum
Adjusted EBITDA	$34,044	$14,800	$17,300	$23,000
Payout percentage	150.0%	50.0%	100.0%	150.0%

MRO Working Capital	$55,498	$56,238	$54,511	$52,784
Payout percentage	71.4%	50.0%	100.0%	150.0%
•	Adjusted EBITDA
•
Target Adjusted EBITDA was established at 105% of budgeted EBITDA plus AIP and LTIP incentives and anticipated severance in excess of the Company’s current policy. Actual EBITDA was $23.2 million. This amount was then adjusted for EBITDA from discontinued operations, AIP and LTIP incentives, various factors outside of current management’s control, and other non-recurring, non-operational gains and losses. The aggregate amount of all adjustments was $10.8 million resulting in an Adjusted EBITDA of $34.0 million resulting in maximum achievement of the goal.

•	MRO Working Capital
•
MRO Working Capital was between Threshold and Target primarily due to working capital investments made to support higher sales volumes and to strategically increase the Company’s fill rate to its customers.

•	ERP
•
ERP is a time-based corporate measure that the Company utilized to measure the productivity and progress throughout 2010 as the Company consolidates into a single computer system. The payout percentage of target was determined to be 75% based upon completion of the blueprint phase, completing approximately 90% of the realization phase for the first wave and projecting to be within 7% of planned implementation costs.

•	Individual Objectives
•
The individual objectives were established to reward the named executive officer for the attainment of certain financial goals, for reaching certain progress benchmarks in the implementation of the Company’s strategic initiatives including minimizing the financial impact of the disposition of the non-core businesses and for improving specific operational functions. The individual objectives payouts were between 50% and 150% of target for the NEOs.

Specific weightings for each NEO’s individual performance goals, percentage achieved and resulting payout percentage were as follows:

	Individual Objective	Percentage of	Payout
	Weight	Target Achieved	Percentage
Thomas J. Neri
Design and initial implementation of an Enterprise Risk Assessment	16.7%	150%	25.0%
Minimize the disposition financial impact of the non-core business	83.3%	150%	125.0%

Weighted Average individual objective achievement	100.0%		150.0%

Ronald J. Knutson
Develop executive level financial and operating reporting	25.0%	125%	31.2%
Design and initial implementation of an Enterprise Risk Assessment	37.5%	150%	56.3%
Minimize the disposition financial impact of the non-core business	37.5%	150%	56.3%

Weighted Average individual objective achievement	100.0%		143.8%

Harry A. Dochelli
2010 MRO Net Sales	31.3%	111%	34.7%
Launch pilot of the new sales organization design in the 3rd quarter	21.9%	50%	11.0%
Minimize the disposition financial impact of the non-core business	46.8%	150%	70.3%

Weighted Average individual objective achievement	100.0%		116.0%

Neil E. Jenkins
Design and initial implementation of an Enterprise Risk Assessment	25.0%	150%	37.5%
Implement policies and procedures to enhance Corporate Governance	25.0%	100%	25.0%
Minimize the disposition financial impact of the non-core business	50.0%	150%	75.0%

Weighted Average individual objective achievement	100.0%		137.5%

Stewart A. Howley
Minimize the disposition financial impact of the non-core business	71.4%	150%	107.1%
Review of OEM business strategic alternatives	14.3%	100%	14.3%
Business unit operational improvement	14.3%	150%	21.5%

Weighted Average individual objective achievement	100.00%		142.9%

Components of the target bonuses with percentage of achievement and actual bonus paid for 2010 are outlined below:

	Target AIP	Percentage of	Actual AIP
	Bonus	Target Achieved	Bonus Paid	Payout %
Thomas J. Neri
Adjusted EBITDA	$300,000	150.0%	$450,000
MRO Working Capital	25,000	71.4%	17,855
ERP	25,000	75.0%	18,750
Individual Objectives	150,000	150.0%	225,000

Total	$500,000		$711,605	142.3%

Harry A. Dochelli
Adjusted EBITDA	$138,600	150.0%	$207,900
MRO Working Capital	12,600	71.4%	8,999
ERP	20,160	75.0%	15,120
Individual Objectives	80,640	116.0%	93,550

Total	$252,000		$325,569	129.2%

Ronald J. Knutson
Adjusted EBITDA	$77,000	150.0%	$115,500
MRO Working Capital	7,000	71.4%	4,999
Individual Objectives	56,000	143.8%	80,500

Total	$140,000		$200,999	143.6%

Neil E. Jenkins
Adjusted EBITDA	$100,375	150.0%	$150,562
MRO Working Capital	9,125	71.4%	6,517
Individual Objectives	73,000	137.5%	100,375

Total	$182,500		$257,454	141.1%

Stewart A. Howley
Adjusted EBITDA	$44,342	150.0%	$66,511
Individual Objectives	103,463	142.9%	147,806

Total	$147,805		$214,317	145.0%

Total	$1,222,305		$1,709,944	139.9%

Long-Term Incentive Plan
Background — LTIP
In fiscal 2010, the Compensation Committee engaged Grant Thornton LLP, an independent compensation consultant to make long-term incentive plan (LTIP) recommendations intended to be competitive with market practices, aligned with Lawson’s business goals and supportive of the Company’s strategy for retaining and motivating leadership talent as well as rewarding for superior performance.
The use of long-term incentives aligns executives’ personal interests with stockholder interests and assists us with our compensation goals for our executive team. Those goals are intended to strike a balance between retaining the best talent, achieving superior results and rewarding those committed to transforming our Company. The 2010-2012 LTIP was aligned with the future growth and profitability of the MRO business focusing on our core business as we determine the proper disposition of our non-core businesses. The rationale for this direction was as follows:
•	The core business is aligned with the long-term strategy of the Company;

•	It removed the uncertainty of the disposition of the non-core businesses in setting goals and metrics for the LTIP;

•	It minimized the need for ongoing plan adjustments to GAAP reported results; and

•	It focused the majority of management on the core business and the Company’s best prospects for future profitable growth.
It is important to note that although the Company concentrated much of its attention on the core business and removed the sale of the non-core businesses from its effect on the long-term incentives, a sizeable portion of the Named Executive Officer’s annual incentive via the AIP was designed to hold the executives accountable to the Company and stockholders to minimize the financial impact of the disposition of non-core businesses.
Plan Mechanics — LTIP
The 2010-2012 Senior Executive Officer Long-Term Incentive Plan, was designed to incentivize financial performance over a longer time period than the AIP. The LTIP opportunity, calculated as a percentage of base salary, was determined to be competitive in the market based upon our compensation philosophy and objectives. The following threshold, target and maximum percentages of the targeted LTIP can be awarded at the end of the three-year performance cycle.

Payout
Threshold	50%
Target	100%
Maximum	200%
The award mix is 50% in cash and 50% in performance-based stock units, the stock units -providing an additional link to stockholders. The percentage of the target award earned each fiscal year is based upon actual performance versus the yearly targets set for each at the beginning of the three-year performance cycle subject to an earn-back opportunity and a recoupment opportunity. Performance less than threshold results in no payout to the NEO’s. The performance metrics are as follows:
•	MRO EBITDA Return On Invested Capital (ROIC%)
•	Weighting: 70%

•
Rationale: We have utilized ROIC% as a performance metric as this measure is a good indicator of whether or not a company is improving cash flows and thus increasing the enterprise value of the Company. High (relative) ROIC% levels are general indicators of strong company performance and strong capital management.

•	MRO Gross Profit Dollars
•	Weighting: 30%

•
Rationale: We have utilized gross profit dollars as a performance metric as there is a close relationship to sales growth while at the same time balancing the required margin returns to support our expense structure.

Performance Goals — LTIP
The performance goals combined with the annual “earning”, “earn-back” and “recoupment” features hold the executives accountable on a year-to-year basis and for the average three-year performance cycle.
•
Threshold, target and maximum performance goals were established for each year within the three-year performance cycle. The goals are based on financial projections completed by the Company while maintaining our commitment to be within industry and peer benchmarks.

	Three-Year Performance Cycle 2010-2012
Dollars in millions	Measure	Threshold	Target	Maximum
2010	ROIC %	6.0%	8.0%	10.0%
	Gross Profit $	$195.0	$206.0	$216.0
2011	ROIC %	10.0%	13.0%	16.0%
	Gross Profit $	$206.0	$217.0	$228.0
2012	ROIC %	16.0%	23.0%	30.0%
	Gross Profit $	$224.0	$236.0	$250.0
Three Year Average	ROIC %	11.0%	15.0%	19.0%
	Gross Profit $	$208.0	$220.0	$231.0
Key Points in Determining the Award — LTIP
As referenced above, the annual “earning,” “earn-back” and recoupment features were developed to hold our Named Executive Officers accountable resulting in pay-for-performance. Below are details of those features.
•	Annual Earning Feature:
•	To mitigate the uncertainty associated with average three-year performance goals up to one-third of the total target award can be earned, but not vest until the end of 2012.

•	The award that can be annually earned is limited to Target even if above target is achieved.

•	An “Above Target” award can be earned only at the end of the three-year performance cycle through the earn-back feature.

•	The amount earned each year can only be forfeited under the recoupment feature.

•	Earn-back Feature:
•
At the end of the three-year performance cycle, the average actual results for the three-year performance cycle will be determined and achievement calculated as a percent of the three-year average goals established for the entire performance cycle.

•	The three-year average results will be calculated based upon actual performance achieved in each year.

•
For a fiscal year in which target was not earned, a percentage up to the target award may be earned and for a fiscal year in which at least target was earned, a percentage up to the maximum award may be earned.

•	Recoupment:
•	The recoupment provision was designed to require the executives to drive a minimum financial return.

•	A portion of or the entire award earned will not vest if the three-year average ROIC% levels are below certain thresholds. The recoupment matrix is as follows:

3-Year Average ROIC%	Recoupment
11.0% or Greater	No Recoupment
> 10.0% but < 11.0%	50.0% Recoupment
Less than 10.0%	100.0% Recoupment
2010 Actual Performance — LTIP
The earned percentage for the first year of the 2010-2012 LTIP was 166.5% of the target amount. Under the LTIP provisions, since actual performance was above target, the earned amount was capped at target. The threshold, target and maximum planned amounts compared to actual results are included below (dollars in thousands):

							Overall
	Actual				Earned	Weighting	Earned
	Result	Threshold	Target	Maximum	(%)	(%)	(%)
MRO EBITDA	$22,544
MRO Average Invested Capital	$96,865
ROIC %	23.3%	6.0%	8.0%	10.0%	200.0%	70.0%	140.0%
MRO Gross Profit	$203.4	$195.0	$206.0	$216.0	88.3%	30.0%	26.5%

					Total	100.0%	166.5%

2011-2013 LTIP and 2011 Restricted Stock Awards
The long-term incentive plan design process is intended to have the Compensation Committee evaluate and consider the specific plan components each year. After review and consultation with the compensation consultant, the Compensation Committee integrated the pay for performance and retention elements of the 2010-2012 performance cycle with the direct and clear plan mechanics of the 2011-2013 performance cycle in order to optimize our goals to drive stockholder value creation, while simultaneously motivating, attracting and retaining leadership.
In 2011, long-term incentive awards to the Named Executive Officers will be granted in performance-based cash awards (2011-2013 LTIP) and time-vested restricted stock awards (RSAs). We are planning to grant a value of each award and the total 2011 long-term incentive opportunity to each NEO as follows:

	2011-2013	2011 RSA
	LTIP Target	Grant Date Fair	Total 2011
Executive	Opportunity	Value	Opportunity
Thomas J. Neri	$375,000	$125,000	$500,000
Harry A. Dochelli	$252,000	$84,000	$336,000
Neil E. Jenkins	$164,250	$54,750	$219,000
Ronald J. Knutson	$126,000	$42,000	$168,000
Stewart A. Howley	$66,512	$22,171	$88,683
Consistent with the mechanics of the 2010-2012 LTIP, each NEO will receive Threshold and Maximum LTIP opportunities equal to 50% and 200% of Target, respectively. In determining the actual award earned under the 2011-2013 LTIP, actual results vs. ROIC% and Gross Profit Dollars performance goals will continue to be weighted at 70% and 30%, respectively.
The recoupment and earn-back features of the 2010-2012 LTIP have been eliminated. Instead of calculating actual performance versus target and amounts earned in each year, average three-year performance will be measured at the end of three years. The Compensation Committee has implemented this feature in order to reduce administrative complexity, increase understanding of the plan to participants, while continuing to hold senior leadership accountable for long-term results.
Benefits
The Named Executive Officers are eligible for both “qualified” and “non-qualified” benefits. Qualified benefits are generally available to all Lawson employees and are subject to favorable tax treatment by the IRS under the current tax code. Qualified benefit plans cover such items as health insurance, life insurance, vacation, profit sharing, and 401(k) retirement savings. Named executive officers and employees are required to contribute to offset a portion of the cost of certain plans. In contrast to qualified benefits plans, non-qualified plans are not generally available to all employees and are not subject to favorable tax treatment under the Code.
The only non-qualified benefit for executives is the opportunity to defer compensation in a deferred compensation plan. The plan allows participants to defer the receipt of earnings until a later year and therefore, defer payment of income taxes. A feature of the deferred compensation plan allows participants to select a set of mutual funds, which are then tracked for growth. Based on the increase or decrease in the tracked mutual funds’ total value, the Company uses its own funds to adjust the deferred compensation by that gain (or loss) when distributed. This type of plan allows the participant to defer the receipt of compensation into retirement years when income and tax levels are generally lower. We believe the deferred compensation program provides executives a valuable benefit at a relatively small cost to the Company. Executives in the plan are unsecured creditors and are at risk of losing part or all of their deferrals if the Company were to file for bankruptcy.

The Company has broad-based, qualified, profit-sharing and 401(k) plans available to the Named Executive Officers, along with other employees, to facilitate retirement savings. For 2010, the Company made a profit sharing contribution of 5.5% of the executive’s base salary up to the IRS annual compensation limit of $245,000. The Company contributed 5.5% on any amounts of the executive’s base salary in excess of the $245,000 limit into the Executive Deferred Compensation Plan.
Perquisites
Our Company operates in a spirit of thrift and directs its resources at building shareholder value. We believe that perquisites are generally not a good investment. We do not offer perquisites for our executives, such as country club memberships, executive life insurance or car allowances. Nor do we provide executives with the use of a company aircraft, the services of an executive dining room or vehicles. We do offer annual physicals to key members of the management team and in 2010 we provided financial advisory services to one executive.
Other Compensation Awarded to Named Executive Officers
The Compensation Committee re-evaluated the design of the long-term incentives to be granted to the executive officers for 2009 in order to more effectively motivate the executives towards achievement of longer-term stockholder value and retain the leadership talent necessary as the Company implements its strategic and restructuring initiatives over the next few years. Therefore, the Compensation Committee granted Stock Performance Rights (“SPRs”) and Restricted Stock Awards (“RSAs”) to executives (excluding Mr. Knutson who was hired in November 2009) in December 2009 to link a meaningful portion of their compensation to the creation of stockholder value in lieu of a 2009-2011 LTIP opportunity. In April 2010, the Compensation Committee granted SPRs and RSAs to Mr. Knutson.
As part of Mr. Dochelli’s original offer letter dated February 29, 2008, he was eligible to receive a performance bonus provided he was employed with the company for two years. In April 2010, Mr. Dochelli received $100,000 based upon his continued employment with the Company thus satisfying the terms of the original offer.
Separation, Change-in-Control, Compensation Recovery and Anti-Hedging
Employment and Change-in-Control Contracts
Certain executive officers have employment contracts with the Company. Employment and change-in-control contracts help attract executives to work for the Company by protecting them from certain risks, such as business reorganization with position elimination, or position elimination in the event of a change in control or sale of the Company. The executives or their heirs may also be protected in case of disability or death.
Clawback Policy
The Company did not have a formalized compensation recoupment policy in 2010; however, in March 2011, the Board of Directors approved a policy for recoupment of incentive compensation (the “Clawback Policy”). The Board of Directors adopted the Clawback Policy in the event that the Company is required to prepare an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, the Company will recover from any current or former executive officer of the Company who received incentive-based compensation (including stock options awarded as compensation) during the 3-year period preceding the date on which the Company is required to prepare an accounting restatement, based on the erroneous data, in excess of what would have been paid to the executive officer under the accounting restatement, as determined by the Compensation Committee, in accordance with Section 10D of the Securities Exchange Act of 1934 as added by Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act, an any applicable guidance or rules issued or promulgated thereunder.

Anti-Hedging Policy
The Company did not have a formalized Anti-Hedging Policy; however, in March 2011 the Board of Directors approved an Anti-Hedging Policy. Under the Anti-Hedging Policy, the Company prohibits any executive officer of the Company or member of the Company’s Board of Directors (or any designee of such executive officer or director) from purchasing financial instruments (including prepaid variable forward contracts, equity swaps, collars, and exchange funds) that are designed to hedge or offset any decrease in the market value of Company common stock (a) granted to the executive officer or director by the Company as part of the compensation of the executive officer or director; or (2) held, directly or indirectly, by the executive officer or director.
Role of Executives in Setting Compensation
The Company’s CEO makes recommendations on compensation to the Compensation Committee for all executive officers except himself. Executive officers will generally make compensation recommendations to the CEO regarding employees who report to them. Executives are not involved in decisions regarding their own compensation. The Compensation Committee has overall responsibility for the compensation programs for the CEO and other named executive officers as described above under the caption “The Compensation Committee”.
Compensation Committee Interlocks and Insider Participation
In 2010, no executive officer of the Company served on the Board of Directors or Compensation Committee of any other company with respect to which any member of the Compensation Committee was engaged as an executive officer. No member of the Compensation Committee was an officer or employee of the Company during 2010, and no member of the Compensation Committee was formerly an officer of the Company.
Role of the Independent Compensation Consultant
In 2010, management engaged Grant Thornton LLP to perform benchmarking analysis and make recommendations on performance metrics and potential incentive opportunity levels for its executives as well as conduct a benchmarking analysis for director compensation relative to market. Grant Thornton was also asked to make recommendations regarding the potential revisions to the 2011-2013 LTIP, including plan design, performance metrics and goals, and related incentive opportunities and estimated plan costs. Grant Thornton is independent and all work performed by Grant Thornton is subject to review and approval of the Compensation Committee.
Tax & Accounting Considerations
409A
Section 409A of the Internal Revenue Codes relates to the tax treatment of earnings when a payment the Company is obligated to make to an executive is deferred to a future tax year. The Company has reviewed its executive employment contracts and agreements and believes they are in compliance with Section 409A.

Policy with Respect to Section 162(m)
Section 162(m) of the Internal Revenue Code limits the Company’s ability to deduct compensation paid in any given year to a Named Executive Officer in excess of $1.0 million. Performance-based compensation plans are not subject to this restriction. Our executive compensation program historically has not complied with all the requirements of Section 162(m) and a portion of the payouts associated with the executive compensation program have been subject to the $1,000,000 deduction limit. We reserve the right to design compensation plans that recognize a full range of performance and other criteria important to our success regardless of the federal tax deductibility of compensation paid under those plans. However, if stockholders approve the amendment to our 2009 Equity Compensation Plan as outlined in Proposal 5 above, we will be able to make annual incentive awards that qualify for the performance-based compensation exception to the Section 162(m) deductibility limit.
Stock—based compensation
The fair value of stock-based compensation, which includes equity incentives such as stock options, restricted stock, and stock appreciation rights is measured in accordance with Generally Accepted Accounting Principles and is expensed over the applicable vesting period.
280G and 4999
Sections 280G and 4999 of the Internal Revenue Codes relate to a 20% excise tax that may be levied on a payment made to an executive as a result of a change-in-control if the payment exceeds three times the executive’s base earnings (as defined by the code section). The Company seeks to minimize the tax consequences that might arise under a potential change-in-control of Lawson by limiting the amount of compensation that may be paid to an executive in such a circumstance. In the event the excise tax is triggered, the existing change of control agreements provide that the Company will reduce the change-in-control payment by the amount necessary so that the payment will not be subject to the excise tax, if this would result in the most beneficial outcome for the executive, net of all federal state and excise taxes. Should the Company not reduce the payment as noted, the existing agreements do not provide for any gross-up payment related to potential 280G excise taxes, which are the sole responsibility of the executive.
Report of the Compensation Committee
The Compensation Committee reviewed and discussed with management the foregoing Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K for the year ended December 31, 2010. Based on such review and discussion, the Compensation Committee recommended to the Board, and the Board approved, that the Compensation Discussion and Analysis be included in this Proxy Statement.
Respectfully Submitted by the Compensation Committee:
Lee S. Hillman (Chairman)
Andrew B. Albert
I. Steven Edelson
Robert G. Rettig

COMPENSATION AGREEMENTS
Key terms of compensation agreements currently in effect between the Company and its executive officers are summarized below.
Mr. Thomas J. Neri
Mr. Neri is employed under an amended and restated employment agreement as of February 19, 2009. The agreement provides for a term of employment of three years that automatically renews from year to year, unless either he or the Company provides six months’ written notice of non-renewal prior to the expiration of the initial or extended term. The agreement provides that he receive an initial annual base salary of $500,000. The annual base salary may be increased or decreased at any time, except that his base salary may not be decreased to less than $450,000. During 2010 Mr. Neri’s salary was $500,000.
The agreement provides that he will be eligible for performance based annual incentive bonuses, he is eligible to participate in the Company’s LTIP and he is eligible for various equity-based compensation awards, including stock options, restricted stock and stock award grants.
If the Company terminates Mr. Neri without cause, or he terminates his employment for good reason, Mr. Neri will receive his then current base salary for two years or the remainder of his term of employment, whichever is greater; a pro rata bonus; and coverage under the Company’s health benefit plans for an additional two years following termination.
If within 12 months following a change-in-control, the Company terminates Mr. Neri’s employment without cause or if he terminates his employment for good reason, he will be entitled to receive a lump sum payment equal to two times his then current annual base salary and two times the most recent annual bonus. In addition, all previously unvested options and rights granted to him will immediately vest and become fully exercisable as of the date of termination for a period of 90 days, and Mr. Neri and his family will be covered under the Company’s health benefit plans for two years following termination.
In the event Mr. Neri dies while employed by the Company, his spouse and dependants will receive an amount equal to two times Mr. Neri’s then current annual base salary, a pro rata bonus payment and they will be entitled to coverage under the Company’s health benefit plans for an additional two years.
If Mr. Neri becomes disabled, the Company will pay his compensation at a rate equal to 100% of his then current salary for twelve months and at a rate equal to 60% of his then current salary for twenty-four months thereafter. Coverage under the Company’s health benefit plan will be continued for five and one-half years.
If the Company terminates his employment by providing notice that it will not renew the employment agreement on or after the second anniversary of the agreement’s effective date, the Company will pay him his base salary for one year after termination and he will be entitled to coverage under the Company’s health benefit plans for an additional year.
Mr. Neri has agreed not to compete with the Company during the period of employment and for a period of two years thereafter.

Mr. Ronald J. Knutson
Mr. Knutson became employed under an October 12, 2009 agreement. During 2010, Mr. Knutson’s annual salary was set at $280,000. The agreement provides that he is eligible for performance based annual incentive bonuses with a target bonus for 2010 of 50% of his base salary. He is eligible to participate in the LTIP and various equity-based compensation awards including stock options, restricted stock and stock award grants. In the event that Mr. Knutson is terminated without cause, the Company will continue to pay his base salary and certain benefits for a period of one year plus two months for every year of service up to a maximum of 18 months.
On January 29, 2010, Mr. Knutson and the Company entered into a change-in-control agreement such that, if within six months following a change in control, the Company terminates Mr. Knutson’s employment without cause or Mr. Knutson terminates his employment for good reason, he will be entitled to a lump sum payment equal to one and one-half times his then current annual base salary and one times his most recent annual bonus or, if he was not a participant in the prior year AIP, an amount equal to his current AIP target bonus. In addition, all previously unvested options and rights will immediately vest and become fully exercisable as of the date of termination for a period of 90 days, and Mr. Knutson and his family will be covered under the Company’s health benefit plans for two years following termination. Mr. Knutson has agreed not to compete with the Company during his period of employment and for a period of eighteen months thereafter.
Mr. Harry A. Dochelli
Mr. Dochelli is employed under an agreement as of April 7, 2008. During 2010, Mr. Dochelli’s salary was $420,000. The agreement provides that he is eligible for performance based annual incentive bonuses at a target of 60% of his annual base salary; he is eligible to participate in the LTIP and for various equity-based compensation awards, including stock options, restricted stock and stock award grants. He is also eligible, based on the terms of his original offer letter, for a one-time $100,000 performance bonus after two years of employment. In the event Mr. Dochelli is terminated without cause, the Company will continue to pay his base salary and certain benefits for a period of one year plus two months for every year of service.
On February 12, 2009, Mr. Dochelli entered into a change in control agreement. If within one year following a change in control, the Company terminates Mr. Dochelli’s employment without cause or Mr. Dochelli terminates his employment for good reason, he will be entitled to a lump sum payment equal to one and one-half times his then current annual base salary and one times his most recent annual bonus. In addition, all previously unvested options and rights will immediately vest and become fully exercisable as of the date of termination for a period of 90 days, and Mr. Dochelli and his family will be covered under the Company’s health benefit plans for 18 months following termination. Mr. Dochelli has agreed not to compete with the Company during his period of employment and for a period of eighteen months thereafter.

Mr. Neil E. Jenkins
Mr. Jenkins is employed under an amended and restated employment agreement as of February 19, 2009. The agreement provides for a term of employment of three years that automatically renews from year to year, unless either he or the Company provides six months’ written notice of non-renewal prior to the expiration of the initial or extended term. The agreement provides that he would receive an initial annual base salary of $365,000. The annual base salary may be increased or decreased at any time, except that his base salary may not be decreased to less than $325,000. During 2010 Mr. Jenkins’ salary was $365,000.
The agreement provides that he will be eligible for performance based annual incentive bonuses, he is eligible to participate in the LTIP and he is eligible for various equity-based compensation awards, including stock options, restricted stock and stock award grants.
If the Company terminates Mr. Jenkins without cause, or he terminates his employment for good reason, Mr. Jenkins will receive his then current base salary for two years or the remainder of his term of employment, whichever is greater; a pro rata bonus; and coverage under the Company’s health benefit plans for an additional two years following termination.
If within 12 months following a change-in-control, the Company terminates Mr. Jenkins’ employment without cause or if he terminates his employment for good reason, he will be entitled to receive a lump sum payment equal to two times his then current annual base salary and two times the most recent annual bonus. In addition, all previously unvested options and rights granted to him will immediately vest and become fully exercisable as of the date of termination for a period of 90 days, and Mr. Jenkins and his family will be covered under the Company’s health benefit plans for two years following termination.
In the event that Mr. Jenkins dies while employed by the Company, his spouse and dependants will receive an amount equal to two times Mr. Jenkins then current annual base salary and they will be entitled to coverage under the Company’s health benefit plans for an additional two years.
If Mr. Jenkins becomes disabled, the Company will pay his compensation at a rate equal to 100% of his then current salary for six months at a rate equal to 60% of his then current salary for thirty months thereafter. Coverage under the Company’s health benefit plan will be continued for five and one-half years.
If the Company terminates his employment by providing notice that it will not renew the employment agreement on or after the second anniversary of the agreement’s effective date, the Company will pay him his base salary for one year after termination and he will be entitled to coverage under the Company’s health benefit plans for an additional year.
Mr. Jenkins has agreed not to compete with the Company during the period of employment and for a period of two years thereafter.

Mr. Stewart A. Howley
Mr. Howley is employed under a contract effective December 5, 2005. During 2010 Mr. Howley’s salary was $295,610. The contract provides for salary increases from time to time and eligibility for performance based annual incentive bonus. The Company or Mr. Howley may cancel the contract at any time, upon written notice. In the event that Mr. Howley is terminated without cause or if Mr. Howley leaves for good reason, the Company will continue to pay his base salary and certain benefits for a period of one year, plus two months salary for every additional year of service up to a maximum of 12 additional month’s salary. During the salary continuation period, Mr. Howley is obligated to provide certain limited consulting services to the Company. In the event that Mr. Howley dies while employed by the Company, Mr. Howley’s estate will receive an amount equal to two times his then current annual base salary.
On February 12, 2009, Mr. Howley entered into a change-in-control agreement. If within one year following a change in control, the Company terminates Mr. Howley’s employment without cause or Mr. Howley terminates his employment for good reason, he will be entitled to a lump sum payment equal to one and one-half times his then current annual base salary and one times his most recent annual bonus. In addition, all previously unvested options and rights will immediately vest and become fully exercisable as of the date of termination for a period of 90 days, and Mr. Howley and his family will be covered under the Company’s health benefit plans for 12 months following termination. Mr. Howley has agreed not to compete with the Company during his period of employment and for a period of eighteen months thereafter.

2010 SUMMARY COMPENSATION TABLE
The following table sets forth the compensation for the last three fiscal years awarded to or earned by individuals who served as the Company’s Chief Executive Officer, Chief Financial Officer and each of the Company’s three other most highly compensated executive officers. The following table includes the 2010-2012 LTIP amount to be settled in stock at the end of the three-year performance cycle at target. This amount is subject to the three-year performance cycle results and could be forfeited if minimum thresholds are not met.

						Non-Equity
				Stock	Option	Incentive Plan	All Other
		Salary	Bonus	Awards	Awards	Compensation	Compensation
Name and Principal Position	Year	($)(1)	($)(2)	($)(3)(11)	($)(4)	($)(5)	($)(6)	Total
Thomas J. Neri	2010	500,000	—	250,000	—	711,605	29,800	1,491,405
President and	2009	500,000	—	150,025	148,413	568,088	27,200	1,393,726
Chief Executive Officer	2008	485,417	2,395,000	—	—	225,000	26,471	3,131,888

Ronald J. Knutson (7)(8)	2010	280,000	—	105,060	17,316	200,999	15,900	619,275
Senior Vice President,	2009	35,000	50,000	—	—	—	—	85,000
Chief Financial Officer

Harry A. Dochelli (9)(10)	2010	415,000	100,000	168,000	—	325,569	23,825	1,032,394
Executive Vice President,	2009	400,000	—	111,195	111,107	277,032	20,000	919,334
Chief Operating Officer	2008	294,103	100,000	—	211,750	100,000	14,705	720,558

Neil E. Jenkins	2010	365,000	—	109,500	—	257,454	20,075	752,029
Executive Vice President,	2009	365,000	—	63,540	63,258	186,662	18,750	697,210
General Counsel	2008	342,370	1,624,000	—	74,800	120,000	18,327	2,179,497

Stewart A. Howley	2010	295,610	—	44,342	—	214,317	16,759	571,028
Senior Vice President,	2009	295,610	—	30,005	29,196	127,527	14,781	497,119
Strategic Business	2008	293,818	441,000	—	74,800	50,000	14,691	874,309
Development

(1)	The amounts listed in this column represent the base salary paid to the named executive officer in 2010, 2009 and 2008.

(2)
Mr. Knutson received a $50,000 sign-on bonus in 2009 and Mr. Dochelli received a $100,000 sign-on bonus in 2008. Bonuses awarded in 2008 of $2,395,000, $1,624,000 and $441,000 by Mr. Neri, Mr. Jenkins and Mr. Howley, respectively, for the 2004-2008 long term incentive plan, are paid out 50% in 2009, 25% in 2010 and 25% in 2011.

(3)	The amounts in this column represent the aggregate grant date fair value of restricted stock awards.

(4)
The amounts in this column represent the aggregate grant date fair value of the SPRs awarded using the Black-Scholes option valuation model. These amounts reflect fair value of these awards at the date of grant and may not correspond to the actual value that will be recognized by the named executive officer.

(5)	Amounts represent AIP bonuses earned (rather than paid) in the respective year. The AIP bonuses awarded in 2010 were paid out in 2011.

(6)	See All Other Compensation below for details regarding the amounts in this column for 2010.

(7)	Mr. Knutson joined the Company in November 2009.

(8)	Mr. Knutson received a restricted stock award and a stock performance award in 2010.

(9)	Mr. Dochelli joined the Company in April 2008.

(10)	Mr. Dochelli received a performance bonus in 2010.

(11)
The amounts in this column for fiscal year 2010 represent the target grant date fair value of the 2010-2012 LTIP to be settled in stock at the end of the three-year performance cycle. In addition, 50% of the award is settled in cash at the end of the performance cycle. Including the cash-settled portion of the award, the maximum opportunity that can be earned in year three if maximum three-year average goals are met is $1,000,000; $336,000; $672,000; $438,000; and $177,366 for Mr. Neri, Mr. Knutson, Mr. Dochelli, Mr. Jenkins and Mr. Howley, respectively.

ALL OTHER COMPENSATION IN 2010

	Profit Sharing	Deferred	Financial	Annual	Total All Other
	Contribution	Compensation Plan	Counseling	Physical	Compensation
Name	($)(1)	Contributions ($)(2)	Payments ($)	($)	($)
Thomas J. Neri	13,475	14,025	2,300	—	29,800
Ronald J. Knutson	13,475	1,925	—	500	15,900
Harry A. Dochelli	13,475	9,350	—	1,000	23,825
Neil E. Jenkins	13,475	6,600	—	—	20,075
Stewart A. Howley	13,475	2,784	—	500	16,759

(1)	The Company made a profit sharing contribution of 5.5% of base salary up to the 2010 IRS annual compensation limit of $245,000.

(2)
For executives with base salaries above the IRS annual compensation limit, the Company contributed 5.5% on the “excess” above the IRS annual compensation limit into the Executive Deferred Compensation Plan. Please see the Non-Qualified Deferred Compensation Table.

GRANTS OF PLAN-BASED AWARDS IN 2010

		Estimated Future Non-Equity Payouts Under			Estimated Future Equity Payouts Under
		Incentive Plan Awards			Incentive Plan Awards
	Effective	Threshold	Target	Maximum	Threshold	Target	Maximum
Named Executive	Grant Date	($)	($)	($)	($)	($)	($)
Thomas J. Neri 2010 AIP (1)	03/01/2010	250,000	500,000	750,000	—	—	—
2010-2012 LTIP (2)	09/24/2010	125,000	250,000	500,000	125,000	250,000	500,000

Ronald J. Knutson 2010 AIP (1)	03/01/2010	70,000	140,000	210,000	—	—	—
2010-2012 LTIP (2)	09/24/2010	42,000	84,000	168,000	42,000	84,000	168,000

Harry A. Dochelli 2010 AIP (1)	03/01/2010	126,000	252,000	378,000	—	—	—
2010-2012 LTIP (2)	09/24/2010	84,000	168,000	336,000	84,000	168,000	336,000

Neil E. Jenkins 2010 AIP (1)	03/01/2010	91,250	182,500	273,750	—	—	—
2010-2012 LTIP (2)	09/24/2010	54,750	109,500	219,000	54,750	109,500	219,000

Stewart A. Howley 2010 AIP (1)	03/01/2010	73,903	147,805	221,708	—	—	—
2010-2012 LTIP (2)	09/24/2010	22,171	44,342	88,684	22,171	44,342	88,683

(1)	Reflects potential awards under the 2010 AIP. These awards were paid in March 2011.

(2)
Amounts represent the threshold, target and maximum amount that could be earned under our cash-based and equity-based portions of the LTIP. The amounts will be awarded and vest at the end of the three-year performance cycle depending upon performance.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2010

SPR Awards (Stock Performance Rights) (1)						Stock Awards
								Equity	Equity
								Incentive	Incentive Plan
								Plan Awards:	Awards:
							Market	Number of	Market or
						Number	value of	unearned	payout value
						of shares	shares or	shares, units	of unearned
						or units of	units of	or other	shares, units
	Number of Securities Underlying		SPR		SPR	stock that	stock that	rights that	or other rights
	Unexercised Options/SPRs		Exercise		Expiration	have not	have not	have not	that have not
Named Executive	Exercisable	Unexercisable	Price		Date	vested	vested (6)	vested (#)(7)	vested ($)(8)
Thomas J. Neri	5,000	—	33.15		12/08/2013	—	—	—	—
	6,100	12,200	17.65	(2)	12/22/2016	—	—	—	—
	—	—	—		—	5,667	$141,052	—	—
	—	—	—		—	—	—	10,044	$250,000

Ronald J. Knutson	—	2,600	14.04	(5)	05/10/2017	—	—	—	—
	—	—	—		—	—	—	3,375	$84,000
	—	—	—		—	1,500	$37,335	—	—

Harry A. Dochelli	16,666	8,334	27.61	(3)	04/07/2018	—	—	—	—
	4,566	9,134	17.65	(2)	12/22/2016	—	—	—	—
	—	—	—		—	4,200	$104,538	—	—
	—	—	—		—	—	—	6,750	$168,000

Neil E. Jenkins	4,400	—	27.08		12/11/2011	—	—	—	—
	7,200	—	26.85		08/12/2013	—	—	—	—
	6,666	3,334	25.43	(4)	03/17/2018	—	—	—	—
	2,600	5,200	17.65	(2)	12/22/2016	—	—	—	—
	—	—	—		—	2,400	$59,736	—	—
	—	—	—		—	—	—	4,399	$109,500

Stewart A. Howley	6,666	3,334	25.43	(4)	03/17/2018	—	—	—	—
	1,200	2,400	17.65	(2)	12/22/2016	—	—	—	—
	—	—	—		—	1,134	$28,225	—	—
	—	—	—		—	—	—	1,782	$44,342

(1)
The data in this chart represents grants under the Stock Performance Rights (“SPRs”), which have similar characteristics as options as they are tied to performance of the Company’s stock price but are settled in cash upon exercise.

(2)	Will fully vest on December 22, 2012.

(3)	Will fully vest on April 7, 2011.

(4)	Will fully vest on March 17, 2011.

(5)	Will full vest on May 10, 2013.

(6)	Valued at closing stock price at December 31, 2010 of $24.89.

(7)	Represents a hypothetical number based upon the aggregate grant date fair value of the portion of the 2010-2012 LTIP award to be paid in stock at target.

(8)	Hypothetical number based on target performance over three-year performance cycle.

OPTION/SPR EXERCISES AND STOCK VESTED IN 2009
There were no exercises of SPRs for any of the named executive officers during the year ended December 31, 2010. The following table represents the number of shares acquired upon vesting in 2010 and the related value.

	Stock Awards
	Number of shares	Value realized on
Name	acquired on vesting (#)	vesting ($)
Thomas J. Neri	2,833	73,148

Harry A. Dochelli	2,100	54,222

Neil E. Jenkins	1,200	30,984

Stewart A. Howley	566	14,614

(1)	Represents the aggregate dollar value realized upon vesting of the restricted stock awards.
NONQUALIFIED DEFERRED COMPENSATION
With respect to the Company’s 2004 Executive Deferral Plan, certain executives, including Named Executive Officers may defer portions of their base salary, bonus, LTIP awards, and the “excess” contribution to the profit-sharing plan. Deferral elections are made by eligible executives by the end of the year preceding the plan year for which the election is made. An executive may defer a minimum of $2,000 aggregate of base salary, bonus and/or LTIP. The maximum deferral amount for each plan year is 80% of base salary, 100% of bonus and 100% of LTIP amounts.
The investment options available to an executive include some funds generally similar to or as available through the Company’s qualified retirement plan. The Company does not provide for any above market return for participants in the Executive Deferral Plan.
Distributions from the Plan
Upon showing an unforeseeable financial emergency and receipt of approval from the Compensation Committee, an executive may interrupt deferral or be allowed to access funds in his deferred compensation account. An executive may elect to receive distributions under three scenarios, receiving benefits in either a lump sum or in annual installments up to five years in the event of termination and up to fifteen years in the event of death or disability. In the event of a change in control of the Company, an independent third party administrator would be appointed to oversee the plan.
NONQUALIFIED DEFERRED COMPENSATION TABLE

				Aggregate
	Executive	Registrant	Aggregate	balance
	contributions	contributions in	earnings in last	at last
Named Executive Officer	in last FY ($)	last FY ($)(1)	FY ($)	FYE ($)(2)

Thomas J. Neri	588,565	14,025	119,537	2,098,117
Ronald J. Knutson	—	1,925	—	1,925
Harry A. Dochelli	51,392	9,350	22,983	161,492
Neil E. Jenkins	365,346	6,600	138,071	1,433,177
Stewart A. Howley	—	2,784	4,521	26,104

(1)	Each of these amounts was also reported in column All Other Compensation in the 2010 Summary Compensation Table above.

(2)	Amounts reported at the beginning of the fiscal year were $1,375,990, $0, $77,767, $923,160 and $18,799 for Mr. Neri, Mr. Knutson, Mr. Dochelli, Mr. Jenkins and Mr. Howley, respectively.

SUMMARY TABLE OF POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL
The following table outlines potential payments to our named executive officers under existing contracts, agreements, plans or arrangements for various scenarios under termination or a change-in-control, assuming a December 31, 2010 termination date and the closing price of our common stock of $24.89 on that date. The termination benefits are further described in the foregoing Compensation Agreements section. Payments may be reduced if it would result in the imposition of an excise tax under IRS code section 280G and the reduction would result in the executive officer receiving a greater net of tax payment. The actual amounts payable can only be calculated at the time of the event. This table only reflects amounts with respect to contracts and agreements that are beyond those benefits generally available to all salaried employees. In addition, upon termination, payments due to executives include distribution of any balance in the deferred compensation plan, any accrued and unpaid vacation and all other benefits that have been accrued but not yet paid.

			Voluntary
			Termination
		Termination	for good
	Change of	without cause by	reason by
	Control (1)	Lawson	Executive	Death	Disability
Thomas J. Neri (2)(3)
Base Salary	$1,000,000	$1,000,000	$1,000,000	$1,000,000	$1,100,000
Annual Incentive Plan	1,136,176	568,088	568,088	—	—
Stock Performance Rights(4)	132,492	—	—	—	—
Restricted Stock Awards (4)	141,052	—	—	—	—
Long-Term Incentive Plan	500,000	—	—	—	—
Medical Benefits	33,912	33,912	33,912	33,912	93,258

Total	$2,943,632	$1,602,000	$1,602,000	$1,033,912	$1,193,258

Ronald J. Knutson (2)
Base Salary	$420,000	$326,667	$—	$—	$—
Annual Incentive Plan	140,000	—	—	—	—
Stock Performance Rights(4)	28,210	—	—	—	—
Restricted Stock Awards (4)	37,335	—	—	—	—
Long-Term Incentive Plan	168,000	—	—	—	—
Medical Benefits	29,784	17,374	—	—	—

Total	$823,329	$344,041	$—	$—	$—

Harry A. Dochelli (2)
Base Salary	$630,000	$560,000	—	—	—
Annual Incentive Plan	277,032	—	—	—	—
Stock Performance Rights(4)	99,188	—	—	—	—
Restricted Stock Awards (4)	104,538	—	—	—	—
Long-Term Incentive Plan	336,000	—	—	—	—
Medical Benefits	25,524	22,688	—	—	—
Cut back deduction due to 280(g) (5)	(119,084)	—	—	—	—

Total	$1,353,198	$582,688	$—	$—	$—

			Voluntary
			Termination
		Termination	for good
	Change of	without cause by	reason by
	Control (1)	Lawson	Executive	Death	Disability
Neil E. Jenkins (2)(3)
Base Salary	$730,000	$730,000	$730,000	$730,000	$730,000
Annual Incentive Plan	373,324	186,662	186,662	—	—
Stock Performance Rights	56,472	—	—	—	—
Restricted Stock Awards (4)	59,736	—	—	—	—
Long-Term Incentive Plan	219,000	—	—	—	—
Medical Benefits	35,544	35,544	35,544	35,544	97,746
Cut back deduction due to 280(g)(5)	(271,036)	—	—	—	—

Total	$1,203,040	$952,206	$952,206	$765,544	$827,746

Stewart A. Howley (2)
Base Salary	$443,415	$492,683	$492,683	$591,220	$591,220
Annual Incentive Plan	127,527	—	—	—	—
Stock Performance Rights	26,064	—	—	—	—
Restricted Stock Awards (4)	28,225	—	—	—	—
Long-Term Incentive Plan	88,683	—	—	—	—
Medical Benefits	25,488	28,320	28,320	—	—

Total	$739,402	$521,003	$521,003	$591,220	$591,220

(1)	The value of the exercise of SPRs and the stock awards is calculated using fiscal year end 12/31/2010 stock price of $24.89.

(2)
Termination payment does not include the payouts of deferred compensation of $2,098,117, $1,925, $161,492, $1,433,177 and $26,104 due to Mr. Neri, Mr. Knutson, Mr. Dochelli, Mr. Jenkins and Mr. Howley, respectively, discussed above under the caption “Nonqualified Deferred Compensation”.

(3)
Additional severance amounts are triggered for non-renewal of employment contract at the two year anniversary of the “effective date” of Mr. Neri’s and Mr. Jenkins’ employment contracts which will be February 12, 2011.

(4)	Accelerated vesting of the unvested shares of restricted stock is valued at the closing price of our Common Stock on December 31, 2010 of $24.89.

(5)
The change-in-control payment amount would have triggered a 20% excise tax. The cutback deduction reduces the change-in-control payment by the amount necessary so that the payment would result in the most beneficial outcome for the executive, net of all federal state and excise taxes. See further discussion under the caption “Tax and Accounting Considerations”.

DIRECTOR COMPENSATION
In 2010, Lawson’s non-employee Directors received an annual cash retainer of $75,000 for participating in the Board and Board Committee meetings. The Directors also received a regular cycle annual grant with a grant date fair value of $60,000 that cliff-vest upon the one-year anniversary of the date of grant. Additionally, the Directors were granted an award for services provided in 2009. The grant date fair value of this award was $60,000.
The Chairman of the Board received an additional $25,000 for his service as Chairman and the Chairpersons of the respective Board Committees received additional compensation as follows:

Annual
Committee Chairperson	Compensation

Audit	$15,000
Compensation	10,000
Financial Strategies	5,000
Management Development	5,000
Nominating and Governance	5,000
Directors’ travel expenses for attending meetings are reimbursed by the Company. Non-employee directors did not receive equity based compensation in 2009; however, equity based compensation were awarded to the directors in 2010 to link a portion of their compensation to the creation of shareholder value.
Director Compensation Table
The following table shows compensation earned in 2010 by non-employee directors.

	2010 Fees Earned	2010 Stock
Director	or Paid in Cash	Awards (1)(2)	Total Compensation
Andrew B. Albert	$75,000	$120,000	$195,000
I. Steven Edelson	75,000	120,000	195,000
James S. Errant	75,000	120,000	195,000
Lee S. Hillman	90,000	120,000	210,000
Ronald B. Port	100,000	120,000	220,000
Thomas S. Postek	90,000	120,000	210,000
Robert G. Rettig	75,000	120,000	195,000
Wilma J. Smelcer	85,000	120,000	205,000

(1)	Represents the grant date fair value of the restricted stock units ($60,000) for 2009 Board service.

(2)	Represents the grant date fair value of the restricted stock ($60,000) for 2009 Board service.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
The Company’s policy regarding related party transactions is outlined in the Code of Business Conduct which is applicable to all employees and sales agents and is available on our website at www.lawsonproducts.com in the investor relations corporate governance section. Additionally, all directors and senior officers of the Company must complete an annual questionnaire in which they are required to disclose in writing any related party transactions.
The Company’s policy is for all transactions between the Company and any related person to be promptly reported to the Company’s Chief Ethics and Business Conduct Officer who will gather the relevant information about the transaction and presents the information to the Audit Committee. The Audit Committee then determines whether the transaction is a material related party transaction to be presented to the Board of Directors. The Board of Directors then approves, ratifies, or rejects the transaction. A majority of the members of the Company’s Board of Directors and a majority of independent and disinterested directors must approve the transaction for it to be ratified. The Board of Directors only approves those proposed transactions that are in, or not inconsistent with, the best interests of the Company and its stockholders.

The Company’s Chairman of the Board, Dr. Port, is a partner in two partnerships that have an interest in Lawson’s common stock. During 2010, litigation was initiated against Dr. Port, requesting that the partnerships be changed to allow the partners to have more control over their respective shares. The suit names Dr. Port as a defendant based on his role in the partnerships and as a director of the Company. The Company is not a party to the lawsuit. Through December 31, 2010, the Company incurred $0.7 million for legal services provided to Dr. Port in relation to this litigation.
FEES BILLED TO THE COMPANY BY ERNST & YOUNG LLP
Ernst & Young LLP was the Company’s principal accountant for years 2010 and 2009. Aggregate fees for professional services rendered for the Company by Ernst & Young LLP for such years were as follows:

	Year Ended December 31, 2010
	2010	2009

Audit Services	$610,000	$880,000
Audit-Related Fees	7,000	—
Tax Fees	715,622	507,230

	$1,332,622	$1,387,230

Audit Fees
Audit services include fees for the annual audit, review of the Company’s reports on Form 10-Q each year, consulting on accounting and auditing matters and fees related to Ernst & Young LLP’s audit of the Company’s effectiveness of internal control over financial reporting as required by the Rule 404 Sarbanes-Oxley Act of 2002.
Audit-Related Fees
Audit related fees of $7,000 were billed by Ernst and Young LLP for the review of correspondence filed with the SEC.
Tax Fees
Aggregate fees of $715,622 and $507,230 in 2009 were billed by Ernst & Young LLP for domestic and international income tax compliance and tax consulting services.
All Other Fees
There are no other fees billed by Ernst & Young LLP in 2010.
The Audit Committee has considered the compatibility of the non-audit services provided by Ernst & Young LLP to Ernst & Young LLP’s continued independence and has concluded that the independence of Ernst & Young LLP is not compromised by the performance of such services.

Pre-Approval of Services by External Auditor
The Audit Committee has adopted policies and procedures for the pre-approval of the audit and non-audit services performed by the independent auditor in order to assure that the provision of such services does not impair the auditor’s independence. The Audit Committee approves all audit fees and terms for all services provided by the independent auditor and consider whether these services are compatible with the auditor’s independence. The Chairman of the Audit Committee may approve additional proposed services that arise between Committee meetings provided that the decision to approve the service is presented at the next scheduled Committee meeting. All non-audit services provided by the external auditor must be pre-approved by the Audit Committee Chairman prior to the engagement. The Audit Committee pre-approved all audit and permitted non-audit services by the Company’s external auditors in 2010.
Any proposed engagement that does not fit within the definition of a pre-approved service may be presented to the Audit Committee for consideration at its next regular meeting or, if earlier consideration is required, to the Audit Committee or one or more of its members. The member or members to whom such authority is delegated shall report any specific approval of services at the Audit Committee’s next regular meeting. The Audit Committee will regularly review summary reports detailing all services being provided to the Company by its external auditor.
Report of the Audit Committee of the Board of Directors
The responsibilities of the Audit Committee, which are set forth in the Audit Committee Charter adopted by the Board of Directors in 2010, include providing oversight to the Company’s financial reporting process through periodic meetings with the Company’s independent auditors and management to review accounting, auditing, internal controls, and financial reporting matters. The management of the Company is responsible for the preparation and integrity of the financial reporting information and related systems of internal controls. The Audit Committee, in carrying out its role, relies on the Company’s senior management, including senior financial management, and its independent auditors.
With regard to the 2010 audit, the Audit Committee discussed with the Company’s independent auditors the scope, extent and procedures for their audits. Following the completion of the audit, the Audit Committee met with the independent auditors, with and without management present, to discuss the results of their examinations, the cooperation received by the auditors during the audit examination, their evaluation of the Company’s internal control over financial reporting and the overall quality of the Company’s financial reporting.
The Audit Committee reviewed and discussed the audited financial statements included in the 2010 Annual Report on Form 10-K with management. Management has confirmed to us that such financial statements (i) have been prepared with integrity and objectivity and are the responsibility of management and (ii) have been prepared in conformity with accounting principles generally accepted in the United States.
We have discussed with Ernst & Young LLP, our independent auditors, the matters required to be discussed by SAS 61, as amended (AICPA, Professional Standards, Volume 1 AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. SAS 61, as amended, requires our independent auditors to provide us with additional information regarding the scope and results of their audit of the Company’s financial statements with respect to (i) their responsibility under auditing standards generally accepted in the United States, (ii) significant accounting policies, (iii) management judgments and estimates, (iv) any significant audit adjustments, (v) any disagreements with management, and (vi) any difficulties encountered in performing the audit.

We have received from Ernst & Young LLP a letter providing the disclosures required by the Public Company Accounting Oversight Board Rule 3526 (Independence Discussions with Audit Committees), as adopted by the Public Company Oversight Board in Rule 3600T, with respect to any relationships between Ernst & Young LLP and the Company that in its professional judgment may reasonably be thought to bear on independence. Ernst & Young LLP has discussed its independence with us. Ernst & Young LLP confirmed in its letter, that in its professional judgment, it is independent of the Company.
Based on the review and discussions described above with respect to the Company’s audited financial statements included in the Company’s 2010 Annual Report on Form 10-K, we have recommended to the Board of Directors that such financial statements be included in the Company’s Annual Report on Form 10-K.
The Audit Committee has selected Ernst & Young LLP as the Company’s independent auditors for the fiscal year ending December 31, 2011, and the Board of Directors has concurred with such selection.
The Audit Committee also reviewed management’s process designed to achieve compliance with Section 404 of the Sarbanes-Oxley Act of 2002 and received periodic updates regarding management’s progress.
As specified in the Audit Committee Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and in accordance with accounting principles generally accepted in the United States. That is the responsibility of management and the Company’s independent auditors. In giving our recommendation to the Board of Directors, we have relied on (i) management’s representation that such financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States and (ii) the report of the Company’s independent auditors with respect to such financial statements.
Respectfully submitted by the Audit Committee:
Thomas S. Postek (Chairman)
Robert G. Rettig
Lee S. Hillman
Wilma J. Smelcer
The foregoing report of the Audit Committee does not constitute soliciting material and shall not be deemed incorporated by reference by any general statement incorporating by reference the proxy statement into any filing by the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such acts.

Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers, and persons who own more than 10% of shares of the Company’s Common Stock (collectively, “Reporting Persons”) to file reports of ownership and changes in ownership with the SEC. Reporting Persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely on its review of the copies of such forms received or written representations from the Reporting Persons, the Company believes that with respect to the year ended December 31, 2010; all the Reporting Persons complied with all applicable Section 16(a) filing requirements.
Householding of Annual Meeting Materials
A copy of our Annual Report on Form 10-K for the year ended December 31, 2010, excluding certain of the exhibits, Notice of annual Meeting or Proxy Statement may be obtained without charge by writing to: Corporate Secretary, Lawson Products, Inc., 1666 East Touhy Avenue, Des Plaines, Illinois 60018. Copies are also available to the public free of charge on or through our website at www.lawsonproducts.com. Information on our website is not incorporated by reference into this report.
Some banks, brokers, and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of this Notice of Annual Meeting and Proxy Statement and the 2010 Annual Report on Form 10-K may have been sent to multiple stockholders in your household. If you would prefer to receive separate copies of these documents either now or in the future, please contact your bank, broker or other nominee.
Proposals of Security Holders
In order to be properly evaluated for inclusion in the Proxy relating to next year’s annual meeting, any stockholder proposals must be in writing and received at the Company’s executive offices, 1666 East Touhy Avenue, Des Plaines, Illinois 60018.
In addition, in order to be properly presented at next year’s annual meeting, notice of a stockholder proposal must be received between January 21, 2012 and February 10, 2012, at the Company’s executive offices, 1666 East Touhy Avenue, Des Plaines, Illinois 60018, unless the meeting is advanced by more than 30 days or delayed by more than 60 days from the anniversary of the May 10, 2011 meeting. Refer to the Company’s bylaws for further details regarding the proper timing and procedures for submitting proposals.
The Board of Directors knows of no other proposals which may be presented for action at this year’s annual meeting. However, if any other proposal properly comes before the meeting, the persons named in the proxy form enclosed will vote in accordance with their judgment upon such matter.

APPENDIX A
Lawson Products Inc., Supplemental Peer Group
•	AIRCASTLE LTD

•	ALTRA HOLDINGS INC

•	AMCON DISTRIBUTING CO

•	AUDIOVOX CORP

•	BLOUNT INTL INC

•	BUCKEYE TECHNOLOGIES INC

•	CELADON GROUP INC

•	CHART INDUSTRIES INC

•	CIRCOR INTL INC

•	COLEMAN CABLE INC

•	COLUMBUS MCKINNON CORP

•	COVENANT TRANSPORTATION GRP

•	ENCORE WIRE CORP

•	ESCO TECHNOLOGIES INC

•	FRANKLIN ELECTRIC CO INC

•	GENERAC HOLDINGS INC

•	GRACO INC

•	GRAFTECH INTERNATIONAL LTD

•	H&E EQUIPMENT SERVICES INC

•	HAYNES INTERNATIONAL INC

•	HEARTLAND EXPRESS INC

•	INTERNATIONAL TEXTLE GRP INC

•	INTERNATIONAL WIRE GROUP INC

•	KAPSTONE PAPER & PACKAGING

•	KAYDON CORP

•	KNIGHT TRANSPORTATION INC

•	MARTEN TRANSPORT LTD

•	MIDDLEBY CORP

•	NEENAH PAPER INC

•	NORANDA ALUMINUM HOLDING CP

•	OLYMPIC STEEL INC

•	POLYPORE INTERNATIONAL

•	POWELL INDUSTRIES INC

•	QUALITY DISTRIBUTION INC

•	SCHWEITZER-MAUDUIT INTL INC

•	STANDEX INTERNATIONAL CORP

•	TECUMSEH PRODUCTS CO

•	TENNANT CO

•	TREDEGAR CORP

•	UNIFI INC

•	UNIVERSAL TRUCKLOAD SERVICES

•	VITRAN CORP INC

•	WHX CORP

•	WOLVERINE TUBE INC

•	XERIUM TECHNOLOGIES INC
Conclusion
Stockholders are urged to execute and return promptly the enclosed form of proxy in the envelope provided or to vote your shares by telephone or via the Internet.
By Order of the Board of Directors
Neil E. Jenkins
Secretary
April 1, 2011

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒
Electronic Voting Instructions
You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on May 10, 2011.

Vote by Internet
•	Log on to the Internet and go to
www.envisionreports.com/LAWS
•	Follow the steps outlined on the secured website.

Vote by telephone
•	Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.
•	Follow the instructions provided by the recorded message.

Annual Meeting Proxy Card

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals —	The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2, FOR Proposal 3, THREE YEARS for Proposal 4, and FOR Proposal 5.
+
1. ELECTION OF DIRECTORS:	For	Withhold		For	Withhold		For	Withhold

01 - Ronald B. Port, M.D.	☐	☐	02 - Robert G. Rettig	☐	☐	03 - Wilma J. Smelcer	☐	☐
Instruction: To maximize the number of nominees elected to the Company’s Board of Directors, unless otherwise specified below, this proxy authorizes the proxies named on the reverse side to cumulate all votes that the undersigned is entitled to cast at the Annual Meeting for, and to allocate such votes among, one or more of the nominees listed above as the proxies shall determine, in their sole and absolute discretion. To specify a different method of cumulative voting, write “Cumulate For” and the number of shares and the name(s) of the nominee(s) on this line:

			For	Against	Abstain			For	Against	Abstain
2.	RATIFICATION OF ERNST & YOUNG LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR ENDING DECEMBER 31, 2011.		☐	☐	☐	3.	TO APPROVE, ON AN ADVISORY BASIS, THE COMPENSATION OF LAWSON PRODUCTS, INC. NAMED EXECUTIVE OFFICERS.	☐	☐	☐
		3 Yrs	2 Yrs	1 Yr	Abstain
4.	TO APPROVE, ON AN ADVISORY BASIS, THE FREQUENCY OF THE SHAREHOLDER VOTE ON THE COMPENSATION OF LAWSON PRODUCTS, INC. NAMED EXECUTIVE OFFICERS.	☐	☐	☐	☐	5.	APPROVAL OF THE AMENDMENT OF THE LAWSON PRODUCTS, INC. 2009 EQUITY COMPENSATION PLAN.	☐	☐	☐
6.	In their discretion, the Proxy is authorized to vote on any other matter that may properly come before the meeting or any adjournment thereof.
 B  Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please sign exactly as your name(s) appear(s) on this card. When signing as attorney, executor, administrator, trustee, officer, partner or guardian, please give full title. If more than one trustee, a should sign.

Date (mm/dd/yyyy) — Please Print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /
IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.
01B5UB

Dear Stockholder:
We encourage you to vote your shares electronically this year either by telephone or via the Internet. This will eliminate the need to return your proxy card. You will need your proxy card and Social Security number (where applicable) when voting your shares electronically.
The Computershare Vote by Telephone and Vote by Internet systems can be accessed 24-hours a day, seven days a week up until 1:00 a.m. Central Time, on May 10, 2011.
Your vote is important. Please vote immediately.
If you vote over the internet or by telephone, please do not mail your card.
▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — LAWSON PRODUCTS, INC.	+

Solicited on Behalf of the Board of Directors for the Annual Meeting, May 10, 2011, Des Plaines, Illinois
The undersigned hereby makes, constitutes and appoints Neil E. Jenkins, Thomas Neri, and Ronald Knutson, and each of them, proxies for the undersigned, with full power of substitution, to vote on behalf of the undersigned at the Annual Meeting of Stockholders of Lawson Products, Inc. (the “Company”), to be held at the offices of the Company, 1666 East Touhy Avenue, Des Plaines, Illinois, on Tuesday, May 10, 2011, at 10:00 A.M. (Local Time), or any adjournment thereof.
If a properly signed proxy is returned without any choices marked, the proxies will distribute, in their discretion, votes in respect of all proxies they hold equally or unequally to or among the Board of Directors’ nominees.
The undersigned hereby revokes any proxy heretofore given and confirms all that said proxies, or any of them, or any substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED STOCKHOLDER(S). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” PROPOSAL 1, “FOR” PROPOSAL 2, “FOR” PROPOSAL 3, “THREE YEARS” FOR PROPOSAL 4, AND “FOR” PROPOSAL 5.
PLEASE SEE REVERSE SIDE FOR INFORMATION ON VOTING YOUR PROXY BY TELEPHONE OR INTERNET.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2011 ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 10, 2011. A copy of the Notice, the accompanying Proxy Statement for the 2011 Annual Meeting of Shareholders and our 2010 10-K are available at www.edocumentview.com/LAWS.
(Please Sign on Reverse Side)
 C  Non-Voting Items

Change of Address — Please print your new address below.	Comments — Please print your comments below.	Meeting Attendance
		Mark the box to the right if you plan to attend the Annual Meeting.	☐

■	IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.	+